TABLE OF CONTENTS

Message to Shareholders..................................................    2
Selected Consolidated Financial Data.....................................    3
Management's Discussion and Analysis.....................................    4
Report of Independent Auditor............................................   19
Consolidated Balance Sheet...............................................   20
Consolidated Statement of Income.........................................   21
Consolidated Statement of Comprehensive Income...........................   22
Consolidated Statement of Shareholders' Equity...........................   23
Consolidated Statement of Cash Flows.....................................   24
Notes to Consolidated Financial Statements...............................   25
Directors and Executive Officers.........................................   45
Shareholder Information..................................................   46
Officers of Lincoln Federal Savings Bank.................................   47
Branch Locations of Lincoln Federal Savings Bank.........................   48


                                COMPANY OVERVIEW

     Lincoln Bancorp (the "Holding Company" and together with the Bank, as defined below, the "Company") is an Indiana corporation organized in September 1998 to become a savings and loan holding company upon its acquisition of all the issued and outstanding capital stock of Lincoln Federal Savings Bank ("Lincoln Federal" or the "Bank") in connection with the Bank's conversion from mutual to stock form. The Holding Company became the Bank's holding company on December 30, 1998. The principal asset of the Holding Company currently consists of 100% of the issued and outstanding shares of capital stock, $.01 par value per share, of the Bank. Lincoln Federal was originally organized in 1884 as Ladoga Federal Savings and Loan Association ("Ladoga Federal"), located in Ladoga, Indiana. In 1979, Ladoga Federal merged with Plainfield First Federal Savings and Loan Association, a federal savings and loan association located in Plainfield, Indiana which was originally organized in 1896. Following the merger, the Bank changed its name to Lincoln Federal Savings and Loan Association and, in 1984, adopted its current name, Lincoln Federal Savings Bank. On September 26, 2000, the Company acquired Citizens Bancorp ("Citizens"), the holding company of Citizens Savings Bank of Frankfort ("Citizens Savings"), a federally chartered savings bank. Citizens was merged into the Company and Citizens Savings was merged into the Bank. Citizens Loan and Service Corporation ("CLSC"), an Indiana corporation and wholly-owned subsidiary of Citizens Savings, will continue as a subsidiary of the Bank. See Consolidated Financial Statements -- Note 2. At December 31, 2000, Lincoln Federal conducted its business from eight full-service offices located in Hendricks, Montgomery, Clinton, Johnson and Morgan Counties, Indiana, with its main office located in Plainfield. Lincoln Federal opened its newest offices in Greenwood, Indiana in September 2000, Avon, Indiana in January 1999 and in Mooresville, Indiana in April 1999. Also, in connection with the acquisition of Citizens, Lincoln Federal added a second branch office in Frankfort, Indiana. The Bank's principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate. Lincoln Federal's deposit accounts are insured up to applicable limits required by the SAIF of the FDIC.

     Lincoln Federal offers a number of financial services, including: (i) one- to four-family residential real estate loans; (ii) commercial real estate loans;
(iii) real estate construction loans; (iv) land loans; (v) multi-family residential loans; (vi) consumer loans, including home equity loans and automobile loans; (vii) commercial loans; (viii) money market demand accounts ("MMDAs"); (ix) savings accounts; (x) checking accounts; (xi) NOW accounts; and
(xii) certificates of deposit.

                             LETTER TO SHAREHOLDERS


To our Shareholders, Customers and Friends:

     The year 2000 has been exciting, filled with branch growth, acquisition, community contributions and key staff additions. Our earnings remained very strong at $.69 per share after we anticipated a slight drop from the $.71 per share earnings of 1999. We completed two stock repurchases during the year for a total of 1,515,719 shares. They were completed in April and November at approximately 70% and 85% of book value, respectively. Dividends were again increased, up by 12.5 % in the fourth quarter of 2000.

     September was certainly a busy month for Lincoln Federal. After purchasing a vacated bank building in the growing Greenwood, Indiana, market, we opened for business on September 1, 2000. On September 26th, we completed the acquisition of Citizens Bancorp in Frankfort, Indiana, and doubled our market share to 20% within that community.

     Our Avon Branch continues to do well with the addition of a mortgage loan originator and a commercial lender. This support strengthens our position in the Hendricks County market and allows us to become even more competitive in this expanding community.

     In May 2000, we hired a Chief Lending Officer to oversee all lending and expand our commercial presence. Another significant commitment in our staffing was the hiring of a full-time training officer to assist our staff in their commitment to customer service and their education of the rapidly changing banking industry. In order to accommodate additional staff, we took occupancy of the building we owned at 1201 East Main Street in Plainfield to provide office space for our accounting and marketing personnel.

     The Lincoln Federal Charitable Foundation, which was created in December 1998, and funded by shares of Lincoln Bancorp stock during our Initial Public Offering, awarded $115,000 to our communities through their own Community Foundations. These local foundations help improve the living conditions in the markets we serve. We were very excited about making these contributions - especially during the matching funds phase of the Lilly Endowment.

     As we look to the future, we intend to make 2001 another banner year. A new commercial sweep account was recently established for business customers and free checking is scheduled to kick-off March 1, 2001. We feel our products are in place to challenge new and existing competitors. As we continue to refine our business calling program, we will aggressively pursue new business opportunities.

     Although it was printed here last year, it bears repeating: Our accomplishments and our commitment to position the Bank for the future are the results of an excellent staff, whose efforts make our Bank a special place to work and do business.

     We will continue to search for opportunities to increase the long-term value of our Company through acquisition, branching and internal growth. Our entire staff is committed to providing excellent service and care to our customers. Your continued support and confidence is appreciated and is essential to our success.

     The directors and staff thank you.

Sincerely,



\s\ T. Tim Unger
------------------------------
Tim Unger
President & CEO

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Shareholder Annual Report.


                                                                                 At December 31,
                                                          ------------------------------------------------------------
                                                            2000         1999         1998         1997          1996
                                                          --------     --------     --------      -------      -------
                                                                                 (In thousands)

Summary of Financial Condition Data:

Total assets............................................  $500,071      $410,828     $366,448     $321,391     $345,552
Cash and interest bearing deposits in other banks (1)...     9,977        10,819       22,907       18,958       10,394
Investment securities available for sale................   133,658       145,875      129,276       29,399          118
Investment securities held to maturity..................       500           500        1,250        9,635       15,185
Mortgage loans held for sale............................       ---           ---          ---          ---       24,200
Loans...................................................   328,558       234,761      197,433      249,996      282,813
Allowance for loan losses...............................    (2,367)       (1,761)      (1,512)      (1,361)      (1,241)
Net loans...............................................   326,191       233,000      195,921      248,635      281,572
Investment in limited partnerships......................     1,693         2,064        2,387        2,706        3,187
Deposits................................................   251,859       204,982      212,010      203,852      210,823
Borrowings..............................................   154,248       110,252       35,466       72,827       94,412
Shareholders' equity....................................    88,589        91,743      106,108       41,978       37,919

                                                                             Year Ended December 31,
                                                          ------------------------------------------------------------
                                                            2000         1999         1998         1997          1996
                                                          --------     --------     --------      -------      -------
                                                                                 (In thousands)
Summary of Operating Data:

Total interest income...................................$   32,258     $  27,742    $  22,999    $  25,297    $  24,453
Total interest expense..................................    18,545        13,947       13,827       15,652       15,119
   Net interest income..................................    13,713        13,795        9,127        9,645        9,334
Provision for loan losses...............................       283           384          173          298          120
   Net interest income after provision for loan losses .    13,430        13,411        8,999        9,347        9,214
Other income (losses):
   Net realized and unrealized gains (losses)
     on loans...........................................       121            11          (61)         299         (160)
   Net realized gains (losses) on sales of securities
     available for sale.................................       101            (4)         113          118          ---
   Equity in losses of limited partnerships.............      (370)         (323)        (514)        (681)        (596)
   Other................................................     1,136           930          833          674          503
     Total other income (loss)..........................       988           614          371          410         (253)
Other expenses:
   Salaries and employee benefits.......................     5,201         3,859        2,724        2,247        1,719
   Net occupancy expenses...............................       458           357          249          272          236
   Equipment expenses...................................       596           541          626          526          361
   Deposit insurance expense............................        49           150          188          194        1,725
   Data processing expense..............................       901           736          658          581          313
   Professional fees....................................       322           209          201          238           69
   Director and committee fees..........................       240           224          319          227          110
   Mortgage servicing rights amortization...............       152           124          280           67           12
   Charitable contributions.............................        16            22        2,023           32           18
   Other................................................     1,532         1,109          842          701          540
                                                        ----------    ----------   ----------   ----------   ----------
     Total  other expenses..............................     9,467         7,331        8,110        5,085        5,103
                                                        ----------    ----------   ----------   ----------   ----------
   Income before income taxes and extraordinary item....     4,951         6,694        1,260        4,672        3,858
   Income taxes (benefit)...............................     1,386         2,346           (7)       1,159          870
                                                        ----------    ----------   ----------   ----------   ----------
Income before extraordinary item........................     3,565         4,348        1,267        3,513        2,988
Extraordinary item-early extinguishment of debt,
   net of income taxes of $99...........................       ---           ---         (150)         ---          ---
                                                        ----------    ----------   ----------   ----------   ----------
     Net income.........................................$    3,565    $    4,348   $    1,117   $    3,513   $    2,988
                                                        ==========    ==========   ==========   ==========   ==========

                                                                             Year Ended December 31,
                                                          ------------------------------------------------------------
                                                            2000         1999         1998         1997          1996
                                                          --------     --------     --------      -------      -------
                                                                                 (In thousands)

Supplemental Data:

Basic earnings per share................................      $.69          $.71          ---          ---          ---
Diluted earnings per share..............................       .69           .71          ---          ---          ---
Dividends per share.....................................       .33           .28          ---          ---          ---
Dividend payout ratio...................................     47.83%        39.44%         ---          ---          ---
Return on assets (2)....................................       .81          1.09          .35%        1.02%         .90%
Return on equity (3)....................................      4.03          4.29         2.58         8.71         8.08
Equity to assets (4)....................................     17.72         22.33        28.96        13.06        10.97
Average equity to average assets........................     20.09         25.45        13.59        11.67        11.15
Interest rate spread during period (5)..................      2.04          2.32         2.24         2.41         2.36
Net yield on interest-earning assets (6)................      3.17          3.57         3.02         2.92         2.91
Efficiency ratio (7)....................................     65.71         50.88        84.98        50.57        56.19
Other expenses to average assets (8)....................      2.15          1.84         2.55         1.47         1.54
Average interest-earning assets to average
   interest-bearing liabilities.........................    126.30        134.83       117.02       110.88       111.80
Non-performing assets to total assets (4)...............       .47           .28          .38         1.14          .73
Allowance for loan losses to total
   loans outstanding (4) (9)............................       .72           .75          .77          .54          .40
Allowance for loan losses to non-performing loans (4)...    104.60        159.37       117.03        37.56        50.80
Net charge-offs to average total loans outstanding .....       ---           .06          .01          .06          ---
Number of full service offices (4)......................         8             6            4            4            4

(1)  Includes certificates of deposit in other financial institutions.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4)  At end of period.
(5) Interest rate spread is calculated by subtracting combined average interest cost from combined average interest rate earned for the period indicated.
(6)  Net interest income divided by average interest-earning assets.
(7) Other expenses (excluding income tax expense) divided by the sum of net interest income and noninterest income. Excluding the effect of the $2.0 million contribution to the charitable foundation, the efficiency ratio would have been 64.03% for the year ended December 31, 1998. Excluding the effect of the one-time SAIF assessment, the efficiency ratio would have been 42.28% for the year ended December 31, 1996.
(8)  Other expenses divided by average total assets.
(9)  Total loans include loans held for sale.


           Management's Discussion and Analysis of Financial Condition
                            and Results of Operation

General

     The Holding Company was incorporated for the purpose of owning all of the outstanding shares of Lincoln Federal. The following discussion and analysis of the Company's financial condition as of December 31, 2000 and results of operations should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto included herein.

     In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and the Company's general market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

     1.  Management's determination of the amount of loan loss allowance;
     2.  The effect of changes in interest rates; and
     3.  Changes in deposit insurance premiums.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Average Balances and Interest Rates and Yields

     The following tables present the years ended December 31, 2000, 1999 and 1998, the average daily balances, of each category of the Company's interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts.


                                                                           Year Ended December 31,
                                         -------------------------------------------------------------------------------------------
                                                    2000                            1999                          1998
                                         ----------------------------   -----------------------------  -----------------------------
                                         Average              Average   Average               Average  Average              Average
                                         Balance Interest(6)Yield/Cost  Balance  Interest(6)Yield/Cost Balance Interest(6)Yield/Cost
                                         ------- ---------------------  -------  --------------------- ------- ---------------------
                                                                            (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-bearing deposits............ $7,247     $344      4.75%     $6,614      $263      3.98%    $29,949   $1,544     5.16%
   Mortgage-backed securities
     available for sale (1)............. 81,052    5,369      6.62      89,385     5,903      6.60      41,011    2,962     7.22
   Other investment securities
     available for sale (1)............. 69,522    4,730      6.80      64,526     4,234      6.56      11,940      785     6.57
   Other investment securities
     held to maturity ..................    500       31      6.20         649        40      6.16       4,176      248     5.94
   Loans receivable (2) (5) (6).........268,625   21,288      7.92     219,312    16,866      7.69     211,260   17,024     8.06
   Stock in FHLB of Indianapolis........  6,002      496      8.26       5,447       436      8.00       5,447      436     8.00
                                       --------  -------              --------   -------                        -------
     Total interest-earning assets......432,948   32,258      7.45     385,933    27,742      7.19     303,783   22,999     7.57
                                                 -------                         -------                        -------
Non-interest earning assets,
   net of allowance for loan losses
   and unrealized gain/loss on
   securities available for sale........  7,787                         12,107                          14,587
                                       --------                       --------                        --------
     Total assets......................$440,735                       $398,040                        $318,370
                                       ========                       ========                        ========
Liabilities and shareholders' equity:
Interest-bearing liabilities:
   Interest-bearing demand deposits.....$12,705      176      1.39      $9,296       137      1.47      $7,905      150     1.90
   Savings deposits..................... 21,099      671      3.18      17,940       499      2.78      20,691      625     3.02
   Money market savings deposits........ 42,476    2,270      5.34      39,614     1,759      4.44      29,883    1,440     4.82
   Certificates of deposit..............144,440    8,089      5.60     136,840     7,184      5.25     151,344    8,757     5.79
   FHLB advances and securities sold
     under repurchase agreements........122,086    7,339      6.01      82,554     4,368      5.29      49,773    2,855     5.74
                                       --------  -------              --------   -------              --------  -------
     Total interest-bearing liabilities.342,806   18,545      5.41     286,244    13,947      4.87     259,596   13,827     5.33
                                                 -------                         -------                        -------
Other liabilities.......................  9,375                         10,495                          15,497
                                       --------                       --------                        --------
       Total liabilities................352,181                        296,739                         275,093
Shareholders' equity.................... 88,554                        101,301                          43,277
                                       --------                       --------                        --------
         Total liabilities and
           shareholders' equity........$440,735                       $398,040                        $318,370
                                       ========                       ========                        ========
Net interest-earning assets............ $90,142                        $99,689                        $ 44,187
Net interest income.....................         $13,713                         $13,795                         $9,172
                                                 =======                         =======                         ======
Interest rate spread (3)................                      2.04%                           2.32%                         2.24%
                                                              =====                           =====                         =====
Net yield on weighted average
   interest-earning assets (4)..........                      3.17%                           3.57%                         3.02%
                                                              =====                           =====                         =====
Average interest-earning  assets
   to average interest-bearing
   liabilities.......................... 126.30%                        134.83%                        117.02%
                                       =========                      =========                       ========


(1)  Mortgage-backed   securities   available  for  sale  and  other  investment
     securities available for sale are at amortized cost prior to SFAS No. 115 adjustments.

(2)  Total loans, including loans held for sale, less loans in process.

(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.

(4) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

(5)  The balances include nonaccrual loans.

(6) Interest income on loans receivable includes loan fee income of $412,000, $394,000 and $511,000 for the years ended December 31, 2000, 1999 and 1998.

Interest Rate Spread

     The Company's results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. Net interest income is determined by the interest rate spread between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities and by the relative amounts of interest-earning assets and interest-bearing liabilities.

      The following table sets forth the weighted average effective interest rate that the Company earned on its loan and investment portfolios, the weighted average effective cost of its deposits and advances, its interest rate spread and the net yield on weighted average interest-earning assets for the periods shown. Average balances are based on average daily balances.

                                                                             Year Ended December 31,
                                                              --------------------------------------------------------
                                                              2000                      1999                      1998
                                                              --------------------------------------------------------
Weighted average interest rate earned on:

   Interest-earning deposits.........................         4.75%                      3.98%                    5.16%
   Mortgage-backed securities available for sale.....         6.62                       6.60                     7.22
   Other investment securities available for sale....         6.80                       6.56                     6.57
   Other investment securities held to maturity......         6.20                       6.16                     5.94
   Loans.............................................         7.92                       7.69                     8.06
   FHLB stock........................................         8.26                       8.00                     8.00
     Total interest-earning assets...................         7.45                       7.19                     7.57
Weighted average interest rate cost of:
   Interest-bearing demand deposits..................         1.39                       1.47                     1.90
   Savings deposits..................................         3.18                       2.78                     3.02
   Money market savings deposits.....................         5.34                       4.44                     4.82
   Certificates of deposit...........................         5.60                       5.25                     5.79
   FHLB advances and securities sold under
     repurchase agreements...........................         6.01                       5.29                     5.74
     Total interest-bearing liabilities..............         5.41                       4.87                     5.33
Interest rate spread (1).............................         2.04                       2.32                     2.24
Net yield on weighted average
   interest-earning assets (2).......................         3.17                       3.57                     3.02

(1) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.

(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.


                                                                        Increase (Decrease) in Net Interest Income
                                                                 -----------------------------------------------------
                                                                                                                 Total
                                                                    Due to                Due to                  Net
                                                                     Rate                 Volume                Change
                                                                 ----------           -----------          -----------
                                                                                      (In thousands)
Year ended December 31, 2000 compared
to year ended December 31, 1999
   Interest-earning assets:
     Interest-earning deposits.................................. $      54             $       27           $        81
     Mortgage-backed securities available for sale..............        18                   (552)                 (534)
     Other investment securities available for sale.............       160                    336                   496
     Other investment securities held to maturity...............       ---                     (9)                   (9)
     Loans receivable...........................................       528                  3,894                 4,422
     FHLB stock.................................................        14                     46                    60
                                                                 ---------             ----------           -----------
       Total....................................................       774                  3,742                 4,516
                                                                 ---------             ----------           -----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................        (9)                    48                    39
     Savings deposits...........................................        77                     95                   172
     Money market savings deposits..............................       377                    134                   511
     Certificates of deposit....................................       494                    411                   905
     FHLB advances and securities sold under repurchase agreements     658                  2,313                 2,971
                                                                 ---------             ----------           -----------
       Total....................................................     1,597                  3,001                 4,598
                                                                 ---------             ----------           -----------
   Net change in net interest income............................  $   (823)             $     741          $        (82)
                                                                 =========             ==========           ===========
Year ended December 31, 1999 compared
to year ended December 31, 1998
   Interest-earning assets:
     Interest-earning deposits..................................  $   (291)              $   (990)            $  (1,281)
     Mortgage-backed securities available for sale..............      (274)                 3,215                 2,941
     Other investment securities available for sale.............        (2)                 3,451                 3,449
     Other investment securities held to maturity...............         9                   (217)                 (208)
     Loans receivable...........................................      (793)                   635                  (158)
     FHLB stock.................................................       ---                    ---                   ---
                                                                 ---------             ----------           -----------
       Total....................................................    (1,351)                 6,094                 4,743
                                                                 ---------             ----------           -----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits...........................       (37)                    24                   (13)
     Savings deposits...........................................       (47)                   (79)                 (126)
     Money market savings deposits..............................      (120)                   439                   319
     Certificates of deposit....................................      (773)                  (800)               (1,573)
     FHLB advances and securities sold under repurchase agreements    (237)                 1,750                 1,513
                                                                 ---------             ----------           -----------
       Total....................................................    (1,214)                 1,334                   120
                                                                 ---------             ----------           -----------
   Net change in net interest income............................  $   (137)              $  4,760             $   4,623
                                                                 =========             ==========           ===========



Financial Conditions at December 31, 2000 Compared to Financial condition at December 31, 1999.

     Total assets were $500.1 million at December 31, 2000, an increase of $89.3 million, or 21.7%, compared to December 31, 1999. The acquisition of Citizens on September 26, 2000 added approximately $66 million to total assets. Cash and cash equivalents were $11.0 million at December 31, 2000 compared to $10.8 million at year end 1999. Interest bearing deposits totaled $1.0 million at December 31, 2000 while the Company had no interest bearing deposits at December 31, 1999.

     Investment Securities. Total investment securities declined by $12.2 million to $134.2 million at December 31, 2000 compared to the same date in
1999. This was primarily the result of the sale of $11.7 million of available-for-sale securities in December 2000. The sale was in response to lower market interest rates and the potential effect of early prepayment on the mortgages that collateralized those securities. During 2000 Lincoln Federal securitized $5.0 million of its one- to four-family real estate mortgage loans and held those securities in the available-for-sale investment portfolio.

     Loans and Allowances for Loan Losses. Net loans were $326.2 million, an increase of $93.2 million from December 1, 1999 of which Citizens added approximately $56 million. Loan growth was funded primarily by growth of deposits, cash flow from investments and increases in borrowings from securities sold under repurchase agreements and the Federal Home Loan Bank ("FHLB"). Loan growth was experienced in nearly every category of loans with the largest increases in one- to four-family real estate mortgage loans and commercial real estate loans. By the end of the fourth quarter of 2000, the Bank discontinued the policy of retaining all loan volume on its balance sheet and adopted a policy in January 2001 of selling nearly all of its eligible loan volume in the secondary market while retaining the local servicing of those loans. In some cases, customers will be given the option of a lower interest rate when the servicing of their loan is sold to another entity. This new policy was adopted as a result of the reduced spreads available on residential mortgages; however, we still prefer to maintain local contact with our customer by retaining the servicing of their loan. Our continued emphasis will be on increasing the percentage mix of commercial and consumer loans we keep in our loan portfolio while decreasing the percentage of one- to four-family real estate mortgage loans. The allowance for loan losses as a percentage of total loans decreased from .75% to .72%. The reduction in the allowance as a percentage of total loans resulted from the addition of Citizens' loans, which required a lower allowance percentage rate than Lincoln's loans. The allowance for loan losses as a percentage of non-performing loans was 104.6% and 159.4% at December 31, 2000 and 1999, respectively. Nonperforming loans were $1.4 million and $1.1 million at each date, respectively.

     Deposits. Deposits totaled $251.9 million at December 31, 2000, an increase of $46.9 million from December 31, 1999, and included approximately $33 million from Citizens. Excluding the effect of the Citizens acquisition, deposits grew in nearly every category with overall growth over 1999 of nearly 7%.

     Borrowed Funds. Securities sold under repurchase agreements and FHLB advances were $153.0 million at December 31, 2000, an increase of $44.5 million from December 31, 1999 of which Citizens added approximately $14 million. The primary reason for the increase in borrowings was due to needed funding for loan growth and to finance two common stock repurchases completed by the Company during 2000 totaling 1,515,719 shares and costing $17.6 million. In addition, net cash paid in the acquisition of Citizens totaled $7.8 million.

     Shareholders' Equity. Shareholders' equity decreased by $3.1 million from $91.7 million at December 31, 1999 to $88.6 million at December 31, 2000. The decrease was the result of the $17.6 million repurchase of 1,515,719 shares of common stock and cash dividends of $1.8 million partially offset by the issuance of 884,887 shares of common stock to holders of Citizens Bancorp common stock of $8.5 million, amortization of unearned compensation expense and ESOP shares earned of $1.1 million, unrealized gains on securities of $3.1 million and net income of $3.6 million.

Financial Condition at December 31, 1999 Compared to Financial Condition at December 31, 1998

     Total assets increased $44.4 million, or 12.1% at December 31, 1999, compared to December 31, 1998. The increase was primarily in investment securities available for sale and net loans. Investment securities available for sale increased $16.6 million, or 12.8%, while net loans increased $37.1 million, or 18.9%. These increases in investment securities available for sale and net loans were offset by a decrease in cash and cash equivalents. Cash and cash equivalents decreased by $12.1 million, or 52.8%. These balance sheet changes were a result of a leverage strategy to increase interest income and improve the Company's return on average equity.

     Loans and Allowance for Loan Losses. The increase in net loans from $195.9 million at December 31, 1998 to $233.0 million at December 31, 1999 was due in part to the funding of one- to four-family residential mortgage loans that were in process at December 31, 1998 and the purchase of approximately $4.0 million of one- to four-family residential mortgage loans from another financial institution during the first quarter of 1999. Loan growth continued throughout 1999 in nearly all loan categories. The allowance for loan losses as a percentage of total loans decreased slightly to .75% from .77%. The allowance for loan losses as a percentage of non-performing loans was 159.4% and 117.0% at December 31, 1999 and December 31, 1998, respectively. Non-performing loans were $1.1 million and $1.3 million at each date, respectively. Included in non-performing loans at December 31, 1999 were impaired loans of approximately $300,000. Impaired loans at December 31, 1999 consisted of two loans to one borrower collateralized by residential acquisition and development real estate.

     Deposits. Deposits decreased $7.0 million, or 3.3%, at December 31, 1999, compared to December 31, 1998. Certificates of deposit decreased approximately $15.0 million, or 10.0%, while other deposits increased approximately $8.0 million, or 12.0%. The increase in other deposits was primarily due to an increase in money market accounts of approximately $9.0 million, or 27.0%.

     Borrowed Funds. FHLB advances increased $70.7 million at December 31, 1999 compared to December 31, 1998. During 1999, the Company sold securities under repurchase agreements of $4.6 million which was outstanding at December 31, 1999. The additional borrowed funds were primarily used to fund loan growth.

     Shareholders' Equity. Shareholders' equity decreased $14.4 million from $106.1 million at December 31, 1998 to $91.7 million at December 31, 1999. The decrease was due to unrealized losses of $5.4 million on investment securities available for sale, a contribution of $3.7 million to fund the Recognition and Retention Plan ("RRP"), stock repurchases of $8.7 million, cash dividends of $1.7 million and additional stock conversion costs of $16,000. Net income for the year of $4.3 million, Employee Stock Ownership Plan ("ESOP") shares earned of $448,000 and unearned compensation amortization of $292,000 offset these decreases.

Comparison of Operating Results For Years Ended December 31, 2000 and 1999

     General. Net income for the year ended December 31, 2000 decreased $.7 million to $3.6 million compared to $4.3 million for the year ended December 31, 1999. The primary reason for the decline in net income was the result of increased operating expenses, up $2.1 million, or 28.8% to $9.5 million for the year ended December 31, 2000 over the prior year. Return on average assets for the year ended December 31, 2000 and 1999 was .81% and 1.09%, respectively. Return on average equity was 4.03% for the year ended December 31, 2000 and 4.29% for the year ended December 31, 1999.

     Interest Income. Total interest income was $32.3 million for 2000 compared to $27.7 million for 1999. The increase in interest income was due primarily to an increase in interest-earning assets. Average interest-earning assets increased $47.0 million, or 12.2%. This was the result of a $49.3 million increase in average loans receivable partially offset by an $8.3 million decrease in mortgage-backed securities available for sale. Part of this increase was attributable to the Citizens acquisition effective September 26, 2000. The average yield on interest-earning assets was 7.45% and 7.19% for the years ended December 31, 2000 and 1999, respectively.

     Interest Expense. Interest expense was $18.5 million for the year ended December 31, 2000 compared to $13.9 million for the same period in 1999, an increase of $4.6 million, or 33.1%. Average interest-bearing liabilities increased $56.6 million, or 19.8% to $342.8 million at the end of 2000 from $286.2 million at the end of 1999. A portion of the increase was the result of the Citizens acquisition.

     Net Interest Income. Net interest income decreased $100,000, or .6%, during the year ended December 31, 2000 as compared to 1999. Net interest income increased $700,000 due to an increase in volume of net interest-earning assets and liabilities and decreased $800,000 as a result of the average rate of the net interest-earning assets and liabilities. The interest rate spread was 2.04% and 2.32% for 2000 and 1999, respectively. The net yield on interest-earning assets was 3.17% and 3.57% for the 2000 and 1999 periods, respectively. The decrease in net yield on interest-earning assets was greater than the decrease in interest spread because average interest-earning assets as a percentage of interest-bearing liabilities decreased from 134.8% in 1999 to 126.3% for 2000.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2000 was $283,000 compared to $384,000 for 1999. During the year ended December 31, 2000, net charge-offs were $20,000 compared to net charge-offs of $135,000 for 1999. The 2000 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and peer comparisons. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

     Net Realized and Unrealized Gains on Loans. Net realized and unrealized gains on loans of $121,000 were recorded during the year ended December 31, 2000 as compared to $11,000 during 1999.

     Net Realized Gains (Losses) on Securities Available for Sale. Proceeds from the sales of securities available for sale during the years ended December 31, 2000 and 1999 amounted to $11.7 million and $10.3 million, respectively. Net gains of $101,000 and net losses of $4,000 were realized on those sales during the years ended December 31, 2000 and 1999, respectively.

     Equity in Losses of Limited Partnerships. Equity in losses of limited partnerships increased $47,000, or 14.6%, from $323,000 for the year ended December 31, 1999 to $370,000 for 2000 due to the operating results of the limited partnership investments.

     Other Income. Other income increased $205,000, or 22.0%, from $931,000 for the year ended December 31, 1999 to $1,136,000 for 2000. This increase was due primarily to increases in service fee income on deposit accounts, which increased $153,000, or 70.8%, from $216,000 for 1999 to $369,000 for 2000.

     Salaries and Employee Benefits. Salaries and employee benefits were $5.2 million for the year ended December 31, 2000 compared to $3.9 million for 1999, an increase of $1.3 million, or approximately 33.3%. Salaries increased $.7 million to $3.3 million in 2000 from $2.6 million in 1999. This increase resulted primarily from compensation expense incurred by the Company in connection with the addition of management staff during 1999 and 2000, a new branch added in April of 1999, a new branch in September 2000 and the acquisition of Citizens at the end of September 2000. Employee benefits increased $.6 million from $1.3 million in 1999 to $1.9 million in 2000. This was primarily the result of increased compensation expense incurred with the Company's recognition and retention plan ("RRP"). The RRP began in July 1999 and therefore had only a half-year of expense in 1999 compared to a full-year in 2000. Additional expenses were incurred in 2000 as a result of the acquisition of Citizens. Also contributing to increased benefit expense was higher health insurance costs. There were 111 full-time equivalent employees at December 31, 2000, compared to 89 at the end of 1999.

     Net Occupancy and Equipment Expenses. Combined occupancy expenses increased $157,000, or 17.5%, from $898,000 in 1999 to $1,055,000 in 2000 due primarily to the addition of a new branch in April 1999, a new branch in September 2000 and the Citizens facility acquired at the end of September 2000.

     Deposit Insurance Expense. Deposit insurance expense decreased $101,000, or 67.3%, from $150,000 in 1999 to $49,000 in 2000 as the result of lower premiums assessed by the FDIC.

     Data Processing Expense. Data processing expense increased $165,000, or 22.4%, from $736,000 in 1999 to $901,000 in 2000. This was primarily due to new locations and increased customer account activity.

     Professional Fees. Professional fees increased $113,000, or 54.1%, from $209,000 in 1999 to $322,000 in 2000. Consulting expenses regarding the Citizens acquisition and other business opportunities were the primary reason for the increase. Additionally, new SEC reporting requirements resulted in additional costs.

     Director and Committee Fees. Director and committee fees increased $16,000, or 7.1%, from the year ended December 31, 1999 to 2000.

     Mortgage Servicing Rights Amortization. Mortgage servicing rights amortization increased $28,000 from $124,000 for the year ended December 31, 1999 to $152,000 for the same period in 2000. This was due to the increase in prepayment speeds of mortgage loans serviced.

     Charitable Contributions. Charitable contributions decreased $6,000, or 27.3%, from the year ended December 31, 1999 to 2000.

     Other  Expenses.   Other  expenses  increased  $423,000,   or  38.1%,  from
$1,109,000 for the year ended December 31, 1999, to $1,532,000 for the year ended December 31, 2000. One primary reason for the increase in other expenses relates to a 45.2% increase in advertising and business development expense. Advertising and business development expense increased $117,000 from $259,000 for the year ended December 31, 1999, to $376,000 for the same period in 2000. The Company entered a new market in Greenwood, Indiana, added television advertisements and introduced a new logo during the year. Expenses relating to loans, supplies, telephone, postage and regulatory assessments are also included in other expenses. The remaining increase in other expenses of $306,000 from the 1999 period to the 2000 period resulted from increases in a variety of expense categories and was not attributable to any one item.

     Income Tax Expense. Income tax expense decreased $960,000 from the year ended December 31, 1999 to 2000. Income taxes were 28% of pretax income for the year ended December 31, 2000 compared to 35% for the same period in 1999. This decline was the result of a recent revision to the Indiana Code that permits financial institutions incorporated in Indiana to apportion income in the same manner as financial institutions incorporated in other states. This revision to the statute was made retroactive to January 1, 1999 and was recognized as a single adjustment to the second quarter of 2000. For both 2000 and 1999, the primary difference between the effective tax rate and the statutory tax rate relates to the benefit received from low income housing credits.

Comparison of Operating Results For Years Ended December 31, 1999 and 1998

     General. Net income for the year ended December 31, 1999 increased $3.2 million to $4.3 million compared to $1.1 million for the year ended December 31, 1998. The increase in net income was primarily a result of an increase in net interest income and a decrease in other expenses offset by an increase in tax expense. The largest single reason for the increase was the $2.0 million contribution to the Lincoln Federal Charitable Foundation, Inc. (the "Foundation") made in 1998 in connection with the stock conversion. Return on average assets for the year ended December 31, 1999 and 1998 was 1.09% and .35%, respectively. Return on average equity was 4.29% for the year ended December 31, 1999 and 2.58% for the year ended December 31, 1998.

     Interest Income. Total interest income was $27.7 million for 1999 compared to $23.0 million for 1998. The increase in interest income was due primarily to an increase in average interest-earning assets. Average interest-earning assets increased $82.2 million, or 27.0%, primarily due to an increase in average securities available for sale of $101.0 million and average loans of $8.1 million offset by a decrease in interest-bearing deposits of $23.3 million. The average yield on interest-earning assets was 7.19% and 7.57% for the years ended December 31, 1999 and 1998, respectively.

     Interest Expense. Interest expense increased $120,000 during the year ended December 31, 1999 as compared to 1998. While average interest-bearing liabilities increased $26.6 million, or 10.3%, the average cost of interest bearing liabilities decreased from 5.33% for the 1998 period to 4.87% for the 1999 period.

     Net Interest Income. Net interest income increased $4.7 million, or 51.1%, during the year ended December 31, 1999 as compared to 1998. Net interest income increased $4.8 million due to an increase in volume of net interest earning assets and liabilities and decreased $137,000 as a result of the average rate of the net interest earning assets and liabilities. The interest rate spread was 2.32% and 2.24% for 1999 and 1998, respectively. The net yield on interest-earning assets was 3.57% and 3.02% for the 1999 and 1998 periods, respectively. The increase in net yield on interest-earning assets was greater than the increase in the interest rate spread because average interest-earning assets as a percentage of interest-bearing liabilities increased from 117.0% for 1998 to 134.8% for 1999.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 1999 was $384,000 as compared to $173,000 for 1998. During the year ended December 31, 1999, net charge-offs were $135,000 as compared to net charge-offs of $22,000 for 1998. The 1999 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and peer comparisons. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

     Net Realized and Unrealized Gains (Losses) on Loans. Net realized and unrealized gains on loans held for sale of $11,000 were recorded during the year ended December 31, 1999 as compared to net realized and unrealized losses of $61,000 recorded during 1998.

     Net Realized Gains (Losses) on Securities Available for Sale. Proceeds from sales of securities available for sale during the years ended December 31, 1999 and 1998 amounted to $10.3 million and $21.1 million, respectively. Net losses of $4,000 and net gains of $113,000 were realized on those sales during the years ended December 31, 1999 and 1998, respectively.

     Equity in Losses of Limited Partnerships. Equity in losses of limited partnerships decreased $191,000, or 37.2%, from $514,000 for the year ended December 31, 1998 to $323,000 for 1999 due to the operating results of the limited partnership investments.

     Other Income. Other income increased $97,000, or 11.6%, from $833,000 for the year ended December 31, 1998 to $930,000 for 1999. This increase was due to increases in a variety of other income categories and was not attributable to any one item.

     Salaries and Employee Benefits. Salaries and employee benefits were $3.9 million for the year ended December 31, 1999 compared to $2.7 million for 1998, an increase of approximately 42.0%. This increase resulted primarily from compensation expense incurred by the Company in connection with the ESOP and the RRP. Also, the Company's compensation expense increased as a result of additional staffing for the two branches opened in 1999. There were 89 full-time equivalent employees at December 31, 1999 compared to 76 at December 31, 1998.

     Net Occupancy and Equipment Expenses. Combined occupancy expenses and equipment expenses increased $23,000, or 2.6%, from $875,000 in 1998 to $898,000 in 1999 due primarily to the addition of two new branches opened during 1999.

     Deposit Insurance Expense. Deposit insurance expense decreased $38,000, or 20.2%, from $188,000 in 1998 to $150,000 in 1999.

     Data Processing Expense. Data processing expense increased $78,000, or 11.9%, from the year ended December 31, 1998 to the same period in 1999.

     Professional Fees. Professional fees increased $8,000, or 4.0%, from the year ended December 31, 1998 to the same period in 1999.

     Director and Committee Fees. Director and committee fees decreased $95,000, or 29.8%, from the year ended December 31, 1998 to 1999. This decrease was due primarily to additional meetings held during 1998 in connection with the stock conversion.

     Mortgage Servicing Rights Amortization. Mortgage servicing rights amortization decreased $156,000 from $280,000 for the year ended December 31, 1998 to $124,000 for the same period in 1999. The decrease from 1998 to 1999 relates to a reduction in prepayment speeds.

     Charitable Contributions. Charitable contributions decreased $2.0 million from the year ended December 31, 1998 to 1999 due to the $2.0 million contribution to the Foundation made in 1998 in connection with the stock conversion.

     Other Expenses. Other expenses, consisting primarily of expenses related to advertising, loan expenses, supplies, and postage increased $267,000, or 31.7%, from 1998 to 1999. The increase resulted from increases in a variety of expense categories and was not attributable to any one item.

     Income Tax Expense. Income tax expense increased $2.4 million from the year ended December 31, 1998 to 1999. These variations in income tax expense are directly related to taxable income and the low income housing income tax credits earned during those years. The effective tax rate was 35.1% and (.5)% for 1999 and 1998, respectively. For both 1999 and 1998, the primary difference between the effective tax rate and the statutory tax rate relates to the benefit received from low-income housing credits.

Liquidity and Capital Resources

     The Company's primary sources of funds are deposits, borrowings and the proceeds from principal and interest payments on loans and mortgage-backed securities and the sales of loans and mortgage-backed securities available for sale. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition.

     The Company's primary investing activity is the origination of loans. During the years ended December 31, 2000, 1999 and 1998, cash used to originate loans exceeded repayments and other changes by $42.4 million, $37.3 million and $6.9 million, respectively. Loan growth has been funded by a combination of cash flow generated from monthly repayments of mortgage-backed securities, proceeds from sales of securities available for sale, deposit growth and borrowings.

     During the year ended December 31, 2000, the Company made no purchases of securities available for sale and held to maturity. During the years ended December 31, 1999 and 1998, the Company purchased securities available for sale in the amounts of $64.8 million and $81.5 million, respectively. These purchases were funded primarily with borrowings. During the years ended December 31, 2000, 1999 and 1998, Lincoln Federal received proceeds from maturities of mortgage-backed securities and other securities available for sale and held to maturity of $11.3 million, $20.2 million and $18.4 million, respectively. During the years ended December 31, 2000, 1999 and 1998, Lincoln Federal received proceeds for the sale of mortgage-backed and other securities available for sale of $11.7 million, $10.3 million and $21.1 million which funds were used to fund its loan growth. During 1998, the funds were also used to reduce the level of FHLB advances.

     The Company had outstanding loan commitments and unused lines of credit of $36.5 million and standby letters of credit outstanding of $155,000 at December 31, 2000. Management anticipates that the Company will have sufficient funds from loan repayments, loan sales, and from its ability to borrow additional funds from the FHLB of Indianapolis to meet current commitments. Certificates of deposit scheduled to mature in one year or less at December 31, 2000 totaled $112.2 million. Management believes that a significant portion of such deposits will remain with the Company based upon historical deposit flow data and the Company's competitive pricing in its market area.

     Liquidity management is both a daily and long-term function of the Company's management strategy. In the event that the Company should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances. The Company had outstanding FHLB advances in the amount of $138.4 million at December 31, 2000. As an additional funding source, the Company has also sold securities under repurchase agreements. The Company had outstanding securities sold under repurchase agreements in the amount of $14.6 million at December 31, 2000.

     Other significant investing and financing activities for the Company included the acquisition of Citizens during 2000 and repurchases of common stock during 2000 and 1999. Net cash paid in the acquisition of Citizens amounted to approximately $7.8 million. During 2000 and 1999, the Company repurchased common stock for $17.6 million and $8.7 million, respectively. These transactions were funded by a combination of cash flows generated from monthly repayments of mortgage-backed securities, proceeds from sales of securities available for sale, deposit growth and borrowings.

     Federal law requires that savings associations maintain an average daily balance of liquid assets in a minimum amount not less than 4% or more than 10% of their withdrawable accounts plus short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers' acceptances, specified U.S.
government, state or federal agency obligations, certain corporate debt securities, commercial paper, certain mutual funds, certain mortgage-related securities, and certain first-lien residential mortgage loans. The OTS regulation that implements this statutory liquidity requirement requires a savings association to hold liquid assets in a minimum amount of 4% of the association's net withdrawable accounts and short-term borrowings. A savings association may calculate its compliance with this requirement based upon its average daily balance of liquid assets during each quarter. The OTS may impose monetary penalties on savings associations that fail to meet these liquidity requirements. As of December 31, 2000, Lincoln Federal had liquid assets of $87.9 million, and a regulatory liquidity ratio of 31.7%.

     Pursuant to OTS capital regulations in effect at December 31, 2000, savings associations were required to maintain a 1.5% tangible capital requirement, a 4% leverage ratio (or core capital) requirement, and a total risk-based capital to risk-weighted assets ratio of 8%. At December 31, 2000, Lincoln Federal's capital levels exceeded all applicable regulatory capital requirements in effect as of that date. The following table provides the minimum regulatory capital requirements and Lincoln Federal's capital ratios as of December 31, 2000:


                                                                At December 31, 2000
                                          OTS Requirement                         Lincoln Federal's Capital Level
                                     ------------------------               --------------------------------------------
                                      % of                                   % of                               Amount
Capital Standard                     Assets            Amount               Assets(1)         Amount           of Excess
                                     ------            ------               ---------         ------           ---------
                                                            (Dollars in thousands)

Tangible capital                       1.5%             $7,531                16.6%           $83,542           $76,011
Core capital (2)                       4.0              20,083                16.6             83,542            63,459
Risk-based capital                     8.0              25,224                27.3             85,909            60,685

(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) The OTS has adopted a core capital requirement for savings associations comparable to that required by the OCC for national banks. The regulation requires core capital of at least 3% of total adjusted assets for savings associations that receive the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. Lincoln Federal is in compliance with this requirement.

Current Accounting Issues

     The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement requires companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

     o For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

     o For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

     o For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

     o For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

     The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

     SFAS No. 133 amends SFAS No. 52 and supersedes SFAS Nos. 80, 105, and 119. SFAS No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from SFAS No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of SFAS No. 133.

     SFAS No. 133 was effective for all fiscal quarters beginning after June 15, 2000. Early application was encouraged; however, this Statement may not be applied retroactively to financial statements of prior periods. SFAS No. 133 did not have a material impact on the Company's consolidated financial statements.

Impact of Inflation

     The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     The Company's primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that the Company has made. The Company is unable to determine the extent, if any, to which properties securing its loans have appreciated in dollar value due to inflation.

Quarterly Results of Operations

     The following table sets forth certain quarterly results for the years ended December 31, 2000 and 1999.

                                                         Provision
                                               Net      (Adjustment)                  Basic         Diluted
    Quarter     Interest        Interest     Interest      For Loan       Net       Earnings       Earnings       Dividends
     Ended       Income          Expense      Income        Losses      Income      Per Share      Per Share      Per Share
    -------     --------        --------     --------   -----------     ------      ---------      ---------      ---------
(In thousands except for per share data)

2000:

March             $7,338         $3,972       $3,366         $(22)       $930         $.17            $.17         $.08
June               7,685          4,266        3,419           71       1,069          .22             .22          .08
September          7,865          4,639        3,226          119         654          .13             .13          .08
December           9,370          5,668        3,702          115         912          .17             .17          .09
                 -------        -------      -------        -----      ------         ----            ----         ----
                 $32,258        $18,545      $13,713        $ 283      $3,565         $.69            $.69         $.33
                 =======        =======      =======        =====      ======         ====            ====         ====
1999:

March             $6,474         $3,128       $3,346          $31      $1,244         $.19            $.19         $.06
June               6,980          3,488        3,492          200       1,013          .16             .16          .06
September          7,072          3,570        3,502           59       1,145          .19             .19          .08
December           7,216          3,761        3,455           94         946          .17             .17          .08
                 -------        -------      -------        -----      ------         ----            ----         ----
                 $27,742        $13,947      $13,795         $384      $4,348         $.71            $.71         $.28
                 =======        =======      =======        =====      ======         ====            ====         ====


     Net interest income increased during the fourth quarter of 2000 due primarily to the acquisition of Citizens on September 26, 2000. Net income as a percent of average assets was .90%, 1.03%, .61% and .72% for the first through fourth quarters, respectively. Net income as a percentage of average assets declined during the third and fourth quarters of 2000 primarily due to shrinking net interest margins and additional costs associated with the opening of a branch office in Greenwood, Indiana, during the third quarter of 2000.

Quantitative and Qualitative Disclosures about Market Risks

     An important component of Lincoln Federal's asset/liability management policy includes examining the interest rate sensitivity of its assets and liabilities and monitoring the expected effects of interest rate changes on the net portfolio value of its assets. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If Lincoln Federal's assets mature or reprice more quickly or to a greater extent than its liabilities, net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if Lincoln Federal's assets mature or reprice more slowly or to a lesser extent than its liabilities, net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Lincoln Federal's policy has been to mitigate the interest rate risk inherent in the historical business of savings associations, the origination of long-term loans funded by short-term deposits, by pursuing certain strategies designed to decrease the vulnerability of Lincoln Federal's earnings to material and prolonged changes in interest rates.

     The Bank's board of directors has delegated responsibility for the day-to-day management of interest rate risk to the Asset/Liability ("ALCO")
Committee, which consists of its President, T. Tim Unger, Chief Financial Officer John M. Baer, Vice President-Secondary Marketing Maxwell O. Magee, Retail Sales Manager Rebecca Morgan, Chief Lending Officer Paul Siebenmorgen, and Marketing Director Angela Coleman. The ALCO Committee meets weekly to manage and review Lincoln Federal's assets and liabilities. The ALCO Committee establishes daily interest rates for deposits and approves the interest rates on one- to four-family residential loans, which are based upon current rates established by the Federal Home Loan Mortgage Corporation ("FHLMC"). The ALCO Committee also approves interest rates for other types of loans based upon the national prime rate and local market rates.

     Because of the lack of customer demand for adjustable rate loans in its market area, Lincoln Federal primarily originates fixed-rate real estate loans, which accounted for approximately 63.6% of its loan portfolio at December 31, 2000. Lincoln Federal continues to offer and attempts to increase its volume of adjustable rate loans when market interest rates make these type loans more attractive to customers.

     During the first quarter of 1999, the Company initiated a leverage strategy that involved buying approximately $53 million of marketable securities and loans funded by an increase in securities sold under repurchase agreements and Federal Home Loan Bank advances. The purpose of this strategy was to utilize the high equity position of the Company to support additional earning assets in order to increase operating income. Investments were made in collateralized mortgage obligations, mortgage backed securities, agency notes and corporate notes as well as a package of variable rate whole mortgage loans. The leverage positions from these transactions are monitored regularly and no other leverage transactions were done during the remainder of the year or in 2000.

     Loan growth continued through 2000 in all categories. Most of this growth was funded by cash flow generated from monthly payments of mortgage backed securities and collateralized mortgage obligations purchased with funds generated from the conversion to a stock institution at the end of 1998 and from the leverage transaction discussed above.

     The Bank manages the relationship between interest rates and the effect on Lincoln Federal's net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Lincoln Federal manages assets and liabilities within the context of the marketplace, regulatory limitations and within limits established by Lincoln Federal's Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

     The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Associations which do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. Because Lincoln Federal's assets exceed $300 million, it is required to file Schedule CMR. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk based capital requirement if their interest rate exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) the institution's "normal" level of exposure which is 2% of the present value of its assets.

     It is estimated that at December 31, 2000, NPV would decrease 24% and 36% in the event of 200 and 300 basis point increases in market interest rates, respectively, compared to 28% and 42% for the same increases at December 31, 1999. Lincoln Federal's NPV at December 31, 2000 would increase 10% and 13% in the event of 200 and 300 basis point decreases in market rates, respectively. A year earlier, 200 and 300 basis point decreases in market rates would have increased NPV 18% and 21%, respectively.

      Presented below, as of December 31, 2000, is an analysis performed by the OTS of Lincoln Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points. At December 31, 2000, 2% of the present value of Lincoln Federal's assets was approximately $10.0 million. Because the interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $21.5 million at December 31, 2000, Lincoln Federal would have been required to deduct $5.8 million from its capital if the OTS' NPV methodology had been in effect. Lincoln Federal's exposure to interest rate risk results primarily from the concentration of fixed rate mortgage loans in its portfolio.


      Change                     Net Portfolio Value                                            NPV as % of PV of Assets
     In Rates              $ Amount              $ Change              % Change              NPV Ratio              Change
--------------------------------------------------------------------------------------------------------------------------
                                                   (Dollars in thousands)

     +300  bp*               $57,751              $(32,365)              (36)%                 12.52%                (541)bp
     +200  bp                 68,665               (21,450)              (24)                  14.46                 (347)bp
     +100  bp                 79,812               (10,303)              (11)                  16.32                 (161)bp
       0   bp                 90,116                                                           17.93
     -100  bp                 96,787                 6,672                 7                   18.88                   95bp
    -200   bp                 99,165                 9,049                10                   19.12                  120bp
    -300   bp                101,713                11,597                13                   19.39                  146bp

--------------------
*  Basis points.

     In contrast, the following chart presents the calculation of Lincoln Federal's exposure to interest rate risk as of December 31, 1999, as determined by the OTS.

      Change                     Net Portfolio Value                                            NPV as % of PV of Assets
     In Rates              $ Amount              $ Change              % Change              NPV Ratio              Change
--------------------------------------------------------------------------------------------------------------------------
                                                   (Dollars in thousands)

     +300  bp*               $43,966           $(31,847)                (42)%                  11.85%                (661)bp
     +200  bp                 54,354            (21,458)                (28)                   14.16                 (431)bp
     +100  bp                 65,284            (10,528)                (14)                   16.43                 (204)bp
       0   bp                 75,812                                                           18.46
     -100  bp                 84,772              8,960                  12                    20.07                  161bp
    -200   bp                 89,722             13,910                  18                    20.86                  239bp
    -300   bp                 91,506             15,694                  21                    21.04                  257bp

------------------
*  Basis points.



      As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

INDEPENDENT AUDITOR'S REPORT


                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana

Board of Directors
Lincoln Bancorp
Plainfield, Indiana

     We have  audited the  accompanying  consolidated  balance  sheet of Lincoln
Bancorp and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Lincoln Bancorp and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.



\s\ Olive LLP


Indianapolis, Indiana
February 9, 2001

CONSOLIDATED BALANCE SHEET

                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana

December 31                                                                                 2000                1999
----------------------------------------------------------------------------------------------------------------------
Assets
   Cash and due from banks                                                              $   1,998,763     $   2,576,080
   Interest-bearing demand deposits in other banks                                          8,987,080         8,242,552
                                                                                        -------------------------------
       Cash and cash equivalents                                                           10,985,843        10,818,632
   Interest bearing deposits                                                                  989,975
   Investment securities
     Available for sale                                                                   133,658,742       145,875,328
     Held to maturity (market value $499,825 and $497,813)                                    500,000           500,000
                                                                                        -------------------------------
       Total investment securities                                                        134,158,742       146,375,328
   Loans, net of allowance for loan losses of $2,366,777 and $1,760,706                   326,190,743       233,000,179
   Premises and equipment                                                                   5,397,384         3,672,650
   Investments in limited partnerships                                                      1,693,477         2,063,661
   Federal Home Loan Bank stock                                                             7,734,400         5,446,700
   Interest receivable                                                                      3,110,580         2,246,870
   Core deposit intangibles and goodwill                                                    2,231,908
   Deferred income tax                                                                      3,231,397         5,026,690
   Other assets                                                                             4,346,927         2,177,333
                                                                                        -------------------------------
       Total assets                                                                      $500,071,376      $410,828,043
                                                                                        ================================
Liabilities

   Deposits

     Noninterest bearing                                                                $   4,143,904    $    3,395,618
     Interest bearing                                                                     247,714,971       201,586,609
                                                                                        -------------------------------
       Total deposits                                                                     251,858,875       204,982,227
   Securities sold under repurchase agreements                                             14,600,000         4,600,000
   Federal Home Loan Bank advances                                                        138,422,524       103,937,608
   Note payable                                                                             1,225,501         1,714,001
   Interest payable                                                                         1,519,277         1,096,519
   Other liabilities                                                                        3,856,545         2,754,552
                                                                                        -------------------------------
       Total liabilities                                                                  411,482,722       319,084,907
                                                                                        -------------------------------
Commitments and Contingencies

Stockholders' Equity
   Common stock, without par value
     Authorized--20,000,000 shares

     Issued and outstanding--5,677,493 and 6,308,325 shares                                 55,496,031        61,853,916
   Retained earnings                                                                       42,922,034        43,575,208
   Accumulated other comprehensive loss                                                    (1,978,595)       (5,065,649)
Unearned recognition and retention plan (RRP) shares                                       (3,019,796)       (3,407,119)
Unearned employee stock ownership plan (ESOP) shares                                       (4,831,020)       (5,213,220)
                                                                                        -------------------------------
       Total stockholders' equity                                                          88,588,654        91,743,136
                                                                                        -------------------------------
       Total liabilities and stockholders' equity                                       $ 500,071,376      $410,828,043
                                                                                        ================================


                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana

Year Ended December 31                                                     2000              1999               1998
----------------------------------------------------------------------------------------------------------------------
Interest and Dividend Income
   Loans receivable, including fees                                      $21,288,110      $16,865,580       $17,024,353
   Investment securities
     Mortgage-backed securities                                            5,368,935        5,903,252         2,961,611
     Other investment securities                                           4,761,233        4,273,404         1,033,105
   Deposits with financial institutions                                      343,716          263,459         1,543,391
   Dividend income                                                           496,243          435,736           436,148
                                                                         ----------------------------------------------
       Total interest and dividend income                                 32,258,237       27,741,431        22,998,608
                                                                         ----------------------------------------------
Interest Expense
   Deposits                                                               11,205,987        9,578,692        10,971,993
   Repurchase agreements                                                     341,044          189,914
   Federal Home Loan Bank advances                                         6,997,839        4,178,146         2,854,876
                                                                         ----------------------------------------------
       Total interest expense                                             18,544,870       13,946,752        13,826,869
                                                                         ----------------------------------------------
Net Interest Income                                                       13,713,367       13,794,679         9,171,739
   Provision for loan losses                                                 283,164          383,902           172,757
                                                                         ----------------------------------------------
Net Interest Income After Provision for Loan Losses                       13,430,203       13,410,777         8,998,982
                                                                         ----------------------------------------------
Other Income
   Service charges on deposit accounts                                       369,203          216,223           174,010
   Net realized and unrealized gains (losses) on loans                       121,349           10,539           (61,074)
   Net realized gains (losses) on sales of available-for-sale securities     100,852           (3,904)          112,554
   Equity in losses of limited partnerships                                 (370,183)        (323,333)         (514,003)
   Other income                                                              766,851          714,444           659,390
                                                                         ----------------------------------------------
       Total other income                                                    988,072          613,969           370,877
                                                                         ----------------------------------------------
Other Expenses
   Salaries and employee benefits                                          5,200,917        3,859,409         2,724,332
   Net occupancy expenses                                                    458,411          357,135           248,935
   Equipment expenses                                                        596,131          541,007           625,653
   Deposit insurance expense                                                  48,847          150,433           187,775
   Data processing fees                                                      901,351          735,771           657,991
   Professional fees                                                         322,395          209,387           200,796
   Director and committee fees                                               239,776          223,634           319,404
   Mortgage servicing rights amortization                                    151,636          124,340           280,214
   Charitable contributions                                                   15,644           21,537         2,022,567
   Advertising and business development                                      375,976          258,510           128,567
   Other expenses                                                          1,156,394          849,944           713,630
                                                                         ----------------------------------------------
Total other expenses                                                       9,467,478        7,331,107         8,109,864
                                                                         ----------------------------------------------
Income Before Income Tax and Extraordinary Item                            4,950,797        6,693,639         1,259,995
   Income tax expense (benefit)                                            1,385,766        2,346,116            (6,894)
                                                                         ----------------------------------------------
Income Before Extraordinary Item                                           3,565,031        4,347,523         1,266,889
Extraordinary item--early extinguishment of debt,
   net of income taxes of $98,583                                                                              (150,303)
                                                                         -----------------------------------------------
Net Income                                                               $ 3,565,031     $  4,347,523      $  1,116,586
                                                                         ===============================================
Basic Earnings per Share                                                 $       .69     $        .71
                                                                         ============================
Diluted Earnings per Share                                               $       .69     $        .71
                                                                         ============================

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME


                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana


Year Ended December 31                                                     2000              1999               1998
-----------------------------------------------------------------------------------------------------------------------
Net income                                                                $3,565,031       $4,347,523        $1,116,586
                                                                          ---------------------------------------------
Other comprehensive income, net of tax
   Unrealized gains (losses) on securities available
     for sale Unrealized holding
     gains (losses) arising during the
       period, net of tax expense (benefit) of $2,064,757,
       $(3,512,727) and $(124,935)                                         3,147,959       (5,355,556)         (190,478)

     Less:  Reclassification adjustment for gains (losses)
       included in net income, net of tax expense (benefit)
       of $39,947, $(1,546) and $44,583                                       60,905           (2,358)           67,971
                                                                          ---------------------------------------------
                                                                           3,087,054       (5,353,198)         (258,449)
                                                                          ---------------------------------------------
Comprehensive income                                                      $6,652,085      $(1,005,675)      $   858,137
                                                                          ==============================================


See notes to consolidated financial statements.

CONSOLIDATED SATEMENT OF SHAREHOLDERS' EQUITY


                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana

                                                                        Accumulated
                                                                           Other
                                       Common Stock                    Comprehensive                Unearned
                                  --------------------
                                    Shares                 Retained       Income      Unearned        ESOP
                                  Outstanding   Amount     Earnings       (Loss)    Compensation     Shares       Total
-------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1998                                 $41,431,674     $545,998                            $41,977,672
Net income                                                  1,116,586                                           1,116,586
Unrealized losses on securities,
     net of reclassification
     adjustment                                                           (258,449)                              (258,449)
Stock issued in conversion, net
     of costs                    6,809,250  $66,879,373                                                        66,879,373
   Stock contributed to
     charitable foundation         200,000    2,000,000                                                         2,000,000
   Contribution of unearned ESOP
     shares                                                                                      $(5,607,400)  (5,607,400)
                                 -----------------------------------------------------------------------------------------
Balances, December 31, 1998      7,009,250   68,879,373    42,548,260      287,549                (5,607,400) 106,107,782
   Net income                                               4,347,523                                           4,347,523
   Unrealized losses on
     securities, net of
     reclassification
     adjustment                                                         (5,353,198)                            (5,353,198)
   Purchase of common stock       (700,925)  (7,009,250)   (1,663,342)                                         (8,672,592)
   ESOP shares earned                                          53,904                                394,180      448,084
   Contribution for unearned
     RRP shares                                                                     $(3,716,977)               (3,716,977)
   Amortization of unearned
     compensation expense                                     (17,702)                  309,858                   292,156
   Additional conversion costs                  (16,207)                                                          (16,207)
   Cash dividends ($.28 per share)                         (1,693,435)                                         (1,693,435)
                                 ----------------------------------------------------------------------------------------
Balances, December 31, 1999      6,308,325   61,853,916    43,575,208   (5,065,649)  (3,407,119)  (5,213,220)  91,743,136
   Net income                                               3,565,031                                           3,565,031
   Unrealized gains on
     securities, net of
     reclassification
     adjustment                                                          3,087,054                              3,087,054
   Purchase of common stock     (1,515,719) (15,157,190)   (2,460,015)                                        (17,617,205)
   ESOP shares earned                                          30,098                                382,200      412,298
   Amortization of unearned
     compensation expense                                     (35,404)                  692,483                   657,079
   Shares issued in acquisition,
     net of cost                   884,887    8,799,305                                (305,160)                8,494,145
   Cash dividends ($.33 per share)                         (1,752,884)                                         (1,752,884)
                                 ----------------------------------------------------------------------------------------
Balances, December 31, 2000      5,677,493  $55,496,031   $42,922,034  $(1,978,595) $(3,019,796) $(4,831,020) $88,588,654
                                 ========================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF OF CASH FLOWS


                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana

Year Ended December 31                                                         2000              1999             1998
----------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                           $  3,565,031     $  4,347,523      $  1,116,586
   Adjustments to reconcile net income to net
    cash provided by operating activities
     Provision for loan losses                                               283,164          383,902           172,757
     Common stock contributed to Lincoln Federal Charitable Foundation                                        2,000,000
     Gain on sale of foreclosed real estate                                  (21,898)          (2,498)          (10,550)
     Loss on disposal of premises and equipment                                5,867            4,219            13,190
     Investment securities accretion, net                                   (401,889)        (393,358)          (43,449)
     Investment securities (gains) losses                                   (100,852)           3,904          (112,554)
     Equity in losses of limited partnerships                                370,183          323,333           514,003
     Amortization of net loan origination fees                              (320,755)        (321,642)         (417,831)
     Mortgage servicing rights amortization                                  151,636          124,340           280,214
     Depreciation and amortization                                           512,154          476,818           478,784
     Deferred income tax expense (benefit)                                   193,761          518,817          (890,363)
     Amortization of purchase accounting adjustments                          30,296
     Amortization of unearned compensation expense                           657,079          292,156
     ESOP shares earned                                                      412,298          448,084
     Change in
       Loans held for sale                                                                                   19,502,357
       Interest receivable                                                  (387,788)        (473,807)         (240,098)
       Interest payable                                                      187,561          (11,995)          (45,003)
     Other adjustments                                                       558,306          132,013           230,342
                                                                         -----------------------------------------------
         Net cash provided by operating activities                         5,694,154        5,851,809        22,548,385
                                                                         -----------------------------------------------
Investing Activities

   Net change in interest-bearing deposits                                   396,997
   Purchases of securities available for sale                                             (64,794,311)      (81,482,573)
   Proceeds from sales of securities available for sale                   11,733,804       10,259,375        21,088,545
   Proceeds from maturities of securities available for sale              11,314,077       19,435,259         9,998,768
   Proceeds from maturities of securities held to maturity                                    750,000         8,385,000
   Net changes in loans                                                  (42,427,235)     (37,302,463)       (6,920,309)
   Net cash paid in acquisition                                           (7,801,982)
   Purchase of premises and equipment                                     (1,472,109)        (774,227)       (1,046,344)
   Purchase of FHLB of Indianapolis stock                                 (1,561,200)
   Proceeds from sale of foreclosed real estate                              430,911          224,378           318,017
     Improvements to foreclosed real estate                                  (11,190)
   Other investing activities                                                                                  (650,000)
   Contribution to limited partnership                                                                         (195,000)
                                                                         -----------------------------------------------
         Net cash used by investing activities                           (29,397,927)     (72,201,989)      (50,503,896)
                                                                         -----------------------------------------------
Financing Activities
   Net change in
     Noninterest-bearing, interest-bearing demand,
        money market and savings deposits                                  8,060,386        7,825,832         6,694,106
     Certificates of deposit                                               5,503,197      (14,853,396)        1,463,861
     Short-term repurchase agreements                                                       4,600,000
     Proceeds from long-term repurchase agreements                        10,000,000
   Proceeds from FHLB advances                                           194,000,000      105,634,899        15,000,000
   Repayment of FHLB advances                                           (173,750,143)     (34,960,746)      (51,872,693)
   Payment on note payable to limited partnership                           (488,500)        (488,500)         (488,500)
   Net change in advances by borrowers for taxes and insurance               (91,555)         142,770          (163,560)
   Cash dividends                                                         (1,745,196)      (1,233,628)
   Contribution of unearned compensation                                                   (3,716,977)
   Purchase of common stock                                              (17,617,205)      (8,672,592)
   Additional conversion costs                                                                (16,207)
   Proceeds from sale of common stock, net of costs                                                          61,271,973
                                                                         -----------------------------------------------
         Net cash provided by financing activities                        23,870,984       54,261,455        31,905,187
                                                                         -----------------------------------------------
Net Change in Cash and Cash Equivalents                                      167,211      (12,088,725)        3,949,676

Cash and Cash Equivalents, Beginning of Year                              10,818,632       22,907,357        18,957,681
                                                                         -----------------------------------------------
Cash and Cash Equivalents, End of Year                                   $10,985,843      $10,818,632       $22,907,357
                                                                         ==============================================
Additional Cash Flows and Supplementary Information
   Interest paid                                                         $18,122,112      $13,958,747       $13,871,872
   Income tax paid                                                         1,484,700        1,471,250           686,500
   Loan balances transferred to foreclosed real estate                       411,884          218,416           365,108
   Securitization of loans and loans held for sale                         5,020,232                         39,903,448
   Common stock issued to ESOP leveraged with an employee loan                                                5,607,400
   Transfer of loans to loans held for sale                                                                  19,611,025
   Due to broker                                                                                             10,025,000



See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        Lincoln Bancorp and Subsidiairy
                              Plainfield, Indiana
                      (Table Dollar Amounts in Thousands)


Note 1 -- Nature of Operations and Summary of Significant Accounting Policies

     The accounting and reporting policies of Lincoln Bancorp (Company) and its wholly owned subsidiary, Lincoln Federal Savings Bank (Bank), and the Bank's wholly owned subsidiaries, L-F Service Corporation (L-F Service) and Citizens Loan and Service Corporation (CLSC), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services in a single significant business segment. As a federally chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision.

     The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Central Indiana. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. L-F Service invests in low income housing partnerships.

     Consolidation--The consolidated financial statements include the accounts of the Company and Bank after elimination of all material intercompany transactions and accounts.

     Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income
(loss), net of tax.

     Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

     Loan securitizations--The Company securitized certain mortgage loans and created mortgage-backed securities for sale in the secondary market. Because the resulting securities were collateralized by the identical loans previously held, no gain or loss was recognized at the time of the securitization transactions. When securitized loans are sold to an outside party, the specific-identification method is used to determine the cost of the security sold, and a gain or loss is recognized in income.

     Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

     Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

     Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 2000, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

     Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets which range from 3 to 39 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

     Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank (FHLB) system. The required investment in the common stock is based on a predetermined formula.

     Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

     Intangible assets are being amortized on a straight-line or accelerated basis over periods ranging from 10 to 20 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

     Mortgage servicing rights on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights, which include purchased servicing rights, are amortized in proportion to and over the period of estimated servicing revenues.

     Investments in limited partnerships are recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

     Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

     Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares have been excluded from the computation of average shares outstanding. Net income per share for the periods before the conversion to a stock savings bank on December 30, 1998, is not meaningful.

     Reclassifications of certain amounts in the 1999 and 1998 consolidated financial statements have been made to conform to the 2000 presentation.

Note 2 -- Business Combination

     On September 26, 2000, the Company acquired Citizens Bancorp (Citizens), the holding company of Citizens Savings Bank of Frankfort (Citizens Savings), a federally chartered savings bank. Citizens was merged into the Company and Citizens Savings was merged into the Bank. Citizens Loan and Service Corporation
(CLSC), an Indiana corporation and wholly owned subsidiary of Citizens Savings, will continue as a subsidiary of the Bank.

     On September 26, 2000, shareholders of Citizens received .9375 shares of the Company's common stock and $9.375 in cash for each share of Citizens' common stock. The Company issued 884,887 shares of its common stock at a cost of $8,799,000, net of registration costs of $106,000, and assumed Citizens' unearned Recognition and Retention Plan liability. The Company paid $8,854,000 in cash to Citizens' shareholders. The Company paid an additional $166,000 in merger expenses and $99,000 for Citizens common stock purchased by the Company during 2000 and cancelled as part of this transaction.

     The combination was accounted for under the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at date of acquisition. Fair value adjustments on the assets and liabilities purchased are being amortized over the estimated lives of the related assets and liabilities. The excess of the purchase price over the estimated fair value of the underlying net assets of $1,297,000 was allocated to goodwill and is being amortized over 20 years using the straight-line method. Additionally, core deposit intangibles of $982,000 were recognized and are being amortized over 10 years using the 125% declining balance method. Citizens Bancorp's results of operations and financial position were included in the Company's consolidated financial statements beginning September 27, 2000.

     The following pro forma information, including the effect of the purchase accounting adjustments, depicts the results of operations as though the merger had taken place at the beginning of each period.

Year Ended December 31                      2000                   1999
--------------------------------------------------------------------------------
                                                 (Unaudited)
Net interest income                        $15,649                $16,385
Net income                                   2,493                  5,026
Net income per share
   Basic                                       .43                    .72
   Diluted                                     .43                    .72

     The pro forma results of operations do not purport to be indicative of the results which would actually have been obtained had the merger occurred on the date indicated or which may be obtained in the future.

Note 3 -- Conversion

     On December 30, 1998, the Bank completed the conversion from a federally chartered mutual institution to a federally chartered stock savings bank and the formation of the Company as the holding company of the Bank. As part of the conversion, the Company issued 6,809,250 shares of common stock at $10 per share. Net proceeds of the Company's stock issuance, after costs of $1,213,000 and excluding the shares issued for the ESOP, were $61,272,000, of which $33,440,000 was used to acquire 100% of the stock and ownership of the Bank. The transaction was accounted for at historical cost in a manner similar to that utilized in a pooling of interests. In connection with the conversion, the Company contributed 200,000 shares of common stock to Lincoln Federal Charitable Foundation, Inc. (Foundation), a charitable foundation dedicated to community development activities in the Company's market areas. This resulted in the recognition of an additional $2,000,000 charitable contribution expense for the year ended December 31, 1998.

Note 4 -- Restriction on Cash and Due From Banks

     The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2000, was $308,000.

Note 5 -- Investment Securities

                                                                           2000
                                            --------------------------------------------------------------
                                                                  Gross             Gross
                                               Amortized       Unrealized        Unrealized         Fair
December 31                                      Cost             Gains            Losses           Value
----------------------------------------------------------------------------------------------------------
Available for sale
   Federal agencies                         $  46,376                             $1,761         $  44,615
   Mortgage-backed securities
     Federal Home Loan Mortgage
       Corporation                             20,084              $272                             20,356
     Government National Mortgage
       Association                              8,549                                103             8,446
     Collateralized mortgage obligations       31,420                                700            30,720
   Marketable equity securities                   234                                                  234
   Corporate obligations                       30,272                69            1,053            29,288
                                            ---------------------------------------------------------------
       Total available for sale               136,935               341            3,617           133,659
Held to maturity

   Federal agencies                               500                                                  500
                                            ---------------------------------------------------------------
       Total investment securities          $ 137,435              $341           $3,617          $134,159
                                            ===============================================================



                                                                              1999
                                            ----------------------------------------------------------------
                                                                     Gross             Gross
                                                  Amortized       Unrealized        Unrealized         Fair
December 31                                         Cost             Gains            Losses           Value
------------------------------------------------------------------------------------------------------------
Available for sale
   Federal agencies                            $  45,992                             $4,386         $  41,606
   Mortgage-backed securities
     Federal Home Loan Mortgage

       Corporation                                23,003              $112              313            22,802
     Federal National Mortgage Association         4,593                                 42             4,551
     Government National Mortgage
       Association                                 9,417                                545             8,872
     Collateralized mortgage obligations          48,003                              2,632            45,371
   Corporate obligations                          23,256                32              615            22,673
                                            -----------------------------------------------------------------
         Total available for sale                154,264               144            8,533           145,875
Held to maturity
   Federal agencies                                  500                                  2               498
                                            -----------------------------------------------------------------
Total investment securities                    $ 154,764              $144           $8,535          $146,373
                                            =================================================================



     The amortized cost and fair value of securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                        2000
                                                         -------------------------------------------------------------
                                                               Available for Sale                  Held to Maturity
                                                         -------------------------------------------------------------
                                                           Amortized           Fair            Amortized         Fair
                                                              Cost             Value             Cost            Value
----------------------------------------------------------------------------------------------------------------------
Within one year                                                                                  $500            $500
One to five years                                        $   7,997         $   8,020
Five to ten years                                           25,650            25,047
Over ten years                                              44,532            42,388
                                                         -------------------------------------------------------------
                                                            78,179            75,455              500             500
Mortgage-backed securities                                  58,522            57,970
Marketable equity securities                                   234               234
                                                         -------------------------------------------------------------
       Totals                                            $ 136,935          $133,659             $500            $500
                                                         =============================================================



     Securities with a carrying value of $16,645,000 and $4,700,000 were pledged at December 31, 2000 and 1999 to secure securities sold under agreements to repurchase. Securities with a carrying value of $96,820,000 and $119,002,000 were pledged at December 31, 2000 and 1999 to secure FHLB advances.

     Proceeds from sales of securities available for sale during the years ended December 31, 2000, 1999 and 1998 were $11,734,000, $10,259,000 and $21,089,000.
Gross gains of $206,000, $77,000 and $113,000 and gross losses of $105,000 and $81,000 for the years ended December 31, 2000 and 1999 were realized on those sales.

Note 6 -- Loans and Allowance

December 31                                                               2000              1999
---------------------------------------------------------------------------------------------------
Real estate mortgage loans
   One- to four-family                                                   $231,157          $175,095
   Multi-family                                                             2,606             1,029
Real estate construction loans                                             24,843            18,127
Commercial, industrial and agricultural loans                              38,163            19,773
Consumer loans                                                             40,968            28,554
                                                                         --------          --------
                                                                          337,737           242,578
Less
   Undisbursed portion of loans                                             8,243             6,995
Unamortized deferred loan fees                                                936               822
Allowance for loan losses                                                   2,367             1,761
                                                                         --------          --------
       Total loans                                                       $326,191          $233,000
                                                                         ========          ========



Year Ended December 31                                     2000               1999             1998
---------------------------------------------------------------------------------------------------
Allowance for loan losses
   Balances, January 1                                    $1,761           $1,512            $1,361
   Transfer in from Citizens merger                          343
   Provision for losses                                      283              384               173
   Recoveries on loans                                       124                6               335
   Loans charged off                                        (144)            (141)             (357)
                                                          -----------------------------------------
   Balances, December 31                                  $2,367           $1,761            $1,512
                                                          =========================================


     Information on impaired loans is summarized below.

December 31                                                           1999
--------------------------------------------------------------------------------
Impaired loans for which the discounted cash flows
   or collateral value exceeds the carrying value of the loan         $300
                                                                      ====
Allowance for impaired loans (included in the Bank's
allowance for loan losses)                                            $--


Year Ended December 31                                       2000              1999            1998
---------------------------------------------------------------------------------------------------
Average balance of impaired loans                          $  88             $300              $951
Interest income recognized on impaired loans                 107                                  9
Cash-basis interest included above                           107                                  9

Note 7 -- Premises and Equipment

December 31                                                                 2000               1999
---------------------------------------------------------------------------------------------------
Land                                                                       $1,251           $   881
Buildings and land improvements                                             4,832             3,572
Furniture and equipment                                                     2,659             2,177
Construction in progress                                                       45                10
                                                                           ------------------------
       Total cost                                                           8,787             6,640
Accumulated depreciation                                                   (3,390)           (2,967)
                                                                           ------------------------
       Net                                                                 $5,397            $3,673
                                                                           ========================


Note 8 -- Investments In Limited Partnerships

     The Company's investments in limited partnerships of $1,693,000 and $2,064,000 at December 31, 2000 and 1999 represent equity in certain limited partnerships organized to build, own and operate apartment complexes. The Company records its equity in the net income or loss of the partnerships based on the Company's interest in the partnerships, which interests are 49.5 percent in Pedcor Investments-1987-I (Pedcor) and 99 percent in Bloomington Housing Associates L.P. (Bloomington Housing). In addition to recording its equity in the losses of the partnerships, the Company has recorded the benefit of low income housing tax credits of $355,000, $373,000 and $597,000 for the years ended December 31, 2000 and 1999 and 1998. Condensed combined financial statements of the partnerships are as follows:

December 31                                                            2000               1999
------------------------------------------------------------------------------------------------
Assets
   Cash                                                                   109         $    115
   Note receivable--limited partner                                     1,226             1,714
   Land and property                                                    8,909             9,219
   Other assets                                                           884             1,118
                                                                      -------------------------
       Total assets                                                   $11,128           $12,166
                                                                      =========================
Liabilities
   Notes payable                                                      $ 8,334          $  8,771
   Other liabilities                                                      715               710
                                                                      -------------------------
       Total liabilities                                                9,049             9,481

Partners' equity                                                        2,079             2,685
                                                                      -------------------------
       Total liabilities and partners' equity                         $11,128           $12,166
                                                                      =========================



Year Ended December 31                         2000               1999             1998
---------------------------------------------------------------------------------------
Condensed statement of operations
   Total revenue                             $ 1,658           $1,601           $ 1,575
Total expenses                                (2,287)          (2,261)           (2,644)
                                             -------------------------------------------
       Net loss                              $  (629)          $ (660)          $(1,069)
                                             ===========================================

Note 9 -- Deposits

December 31                                                    2000             1999
---------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                        $    4,144         $   3,396
Interest-bearing demand                                        16,808            10,729
Money market savings deposits                                  44,346            41,745
Savings deposits                                               29,831            16,505
Certificates and other time deposits
      of $100,000 or more                                      27,333            15,771
Other certificates and time deposits                          129,397           116,836
                                                           ----------------------------
       Total deposits                                      $  251,859         $ 204,982
                                                           ============================

     Certificates and other time deposits maturing in years ending December 31

        2001                                      $112,147
        2002                                        36,559
        2003                                         4,793
        2004                                         1,596
        2005                                         1,635
                                                  --------
                                                  $156,730
                                                  ========

Note 10 -- Securities Sold Under Repurchase Agreements

     Securities sold under agreements to repurchase were $14,600,000 and $4,600,000 at December 31, 2000 and 1999 and consist of obligations of the Company to other parties. The obligations are secured by federal agencies, and such collateral is held by a financial services company. The maximum amount of outstanding agreements at any month-end during 2000 and 1999 totaled $14,600,000 and $4,600,000, and the daily average of such agreements totaled $5,365,000 and $3,680,000. At December 31, 2000, an agreement in the amount of $4,600,000 matures on March 14, 2001 and an agreement in the amount of $10,000,000 matures on December 4, 2002.

Note 11 -- Federal Home Loan Bank Advances

                                                            2000
                                                 --------------------------
                                                                   Weighted
                                                                    Average
December 31                                      Amount               Rate
---------------------------------------------------------------------------
Maturities in years ending December 31
   2000                                        $  32,000             6.3%
   2002                                           10,000             6.9
   2003                                              688             5.4
   2008                                           20,735             5.6
   2009                                           35,000             5.3
   2010                                           40,000             4.9
                                               ---------
                                               $ 138,423             5.6%
                                               =========

     The FHLB advances are secured by first mortgage loans and investment securities totaling $321,469,000. Advances are subject to restrictions or penalties in the event of prepayment.

     During 1998, the Company prepaid FHLB advances of $16,450,000. The early repayments resulted in prepayment penalties of $150,000, net of income taxes of $99,000, which has been accounted for as an extraordinary item as required by generally accepted accounting principles.

Note 12 -- Note Payable

     The note payable to Bloomington Housing dated August 18, 1992 in the original amount of $4,945,000 bears no interest so long as there exists no event of default. In the instance where an event of default has occurred, interest shall be calculated at a rate of five percent above the Indiana base rate as described in the note. The following table summarizes the payment terms of the note.

December 31
------------------------------------------------------
Payments due in years ending

   2001                                         $  489
   2002                                            489
   2003                                            248
                                                ------
                                                $1,226
                                                ======

Note 13 -- Loan Servicing

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of these loans consist of the following:

December 31                               2000               1999             1998
-----------------------------------------------------------------------------------
Mortgage loan portfolio serviced for
   FHLMC                                 $71,795           $71,991          $82,815
   Other investors                        10,237            11,541           15,346
                                         ------------------------------------------
                                         $82,032           $83,532          $98,161
                                         ==========================================


     The aggregate fair value of capitalized mortgage servicing rights at December 31, 2000 and 1999 is based on comparable market values and a valuation model that calculates the present value of future cash flows. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights. No valuation allowance was necessary at December 31, 2000 or 1999.

December 31                                    2000              1999             1998
--------------------------------------------------------------------------------------
Mortgage Servicing Rights
   Balances, January 1                        $  487             $605              $530
   Servicing rights capitalized                   64                6               355
   Amortization of servicing rights             (152)            (124)             (280)
                                              ---------------------------------------
   Balances, December 31                         399             $487              $605
                                              =========================================


Year Ended December 31                         2000              1999             1998
---------------------------------------------------------------------------------------
Income tax expense (benefit)
   Currently payable
     Federal                                  $1,134           $1,196              $532
     State                                        58              631               351
   Deferred
     Federal                                     119              552              (881)
     State                                        75              (33)               (9)
                                              -----------------------------------------
       Total income tax expense               $1,386           $2,346             $  (7)
                                              =========================================
Reconciliation of federal statutory
   to actual tax expense (benefit)
Federal statutory income tax at 34%           $1,683           $2,276              $428
   Effect of state income taxes                   88              395               226
   Tax credits                                  (355)            (373)             (597)
   Other                                         (30)              48               (64)
                                              -----------------------------------------
       Actual tax expense (benefit)           $1,386           $2,346            $   (7)
                                              =========================================
Effective tax rate                              28.0%            35.1%              (.5)%


     The components of the deferred tax asset are as follows at:

December 31                                        2000             1999
-------------------------------------------------------------------------
Assets
   Depreciation                                $     32           $    45
   Allowance for loan losses                        932               748
   Loan fees                                         39                19
   Deferred director fees                           564               414
   Loss on limited partnerships                     200               259
   Business tax credits                                                95
   Charitable contributions                         196               374
   Employee benefits                                226               173
   Securities available for sale                  1,298             3,323
   Other                                             66
                                               --------------------------
       Total assets                               3,553             5,450
                                               ==========================
Liabilities
   State income tax                                 (90)              (91)
   FHLB stock dividends                             (74)              (78)
   Mortgage servicing rights                       (158)             (203)
   Other                                                              (32)
                                              ----------------------------
       Total liabilities                           (322)             (404)
                                              ----------------------------
                                                  3,231             5,046
Valuation Allowance                                                   (19)
                                              ----------------------------
                                                 $3,231            $5,027
                                              =============================


     At December 31, 2000, the Company had a charitable contribution carryover of $575,000 expiring in 2003.

     Income tax expense (benefit) attributable to securities gains (losses) was $40,000, $(1,500) and $45,000 for the years ended December 31, 2000, 1999 and
1998.

     Retained earnings include approximately $7,277,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At December 31, 2000, the unrecorded deferred income tax liability on the above amount was approximately $2,807,000.

Note 15 -- Commitments and Contingent Liabilities

     In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

     Financial instruments whose contract amount represents credit risk were as follows:

December 31                                          2000              1999
--------------------------------------------------------------------------------
Loan commitments                                   $36,544           $23,397
Standby letters of credit                              155                86

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

     The Company and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 16 -- Dividend and Capital Restrictions

     Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

     At the time of conversion, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Bank after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to stockholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $48,491,000.

     At December 31, 2000, the stockholder's equity of the Bank was $83,796,000. Although well capitalized, under current regulations in effect, the Bank is required to apply to the Office of Thrift Supervision to pay dividends to the Company.

Note 17 -- Regulatory Capital

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

     There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2000 and 1999, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2000 that management believes have changed the Bank's classification.

     The Bank's actual and required capital amounts and ratios are as follows:

                                                                                December 31, 2000
                                                     ----------------------------------------------------------------------
                                                                                  Required for               To Be Well
                                                            Actual             Adequate Capital 1           Capitalized 1
                                                     ----------------------------------------------------------------------
                                                     Amount         Ratio      Amount        Ratio      Amount        Ratio
---------------------------------------------------------------------------------------------------------------------------
Total risk-based capital 1
   (to risk-weighted assets)                         $85,909       27.3%       $25,224       8.0%       $31,530      10.0%
Tier I capital 1 (to risk-weighted assets)            83,542       26.5%        12,612       4.0%        18,918       6.0%
Core capital 1 (to adjusted total assets)             83,542       16.6%        20,083       4.0%        25,103       5.0%
Core capital 1 (to adjusted tangible assets)          83,542       16.6%        10,041       2.0%                      N/A
Tangible capital 1 (to adjusted total assets)         83,542       16.6%         7,531       1.5%                      N/A

1 As defined by regulatory agencies


                                                                                December 31, 1999
                                                     ----------------------------------------------------------------------
                                                                                  Required for               To Be Well
                                                            Actual             Adequate Capital 1           Capitalized 1
                                                     ----------------------------------------------------------------------
                                                     Amount         Ratio      Amount        Ratio      Amount        Ratio
---------------------------------------------------------------------------------------------------------------------------
Total risk-based capital 1
   (to risk-weighted assets)                         $79,330       35.4%       $17,931       8.0%       $22,414      10.0%
Tier I capital 1 (to risk-weighted assets)            77,569       34.6%         8,966       4.0%        13,448       6.0%
Core capital 1 (to adjusted total assets)             77,569       18.5%        16,771       4.0%        20,964       5.0%
Core capital 1 (to adjusted tangible assets)          77,569       18.5%         8,385       2.0%                       N/A
Tangible capital 1 (to adjusted total assets)         77,569       18.5%         6,289       1.5%                       N/A

1 As defined by regulatory agencies

Note 18 -- Employee Benefits

     The Bank is a participant in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan. There was no pension expense or benefit for the years ended December 31, 2000, 1999 and 1998. This plan provides pension benefits for substantially all of the Bank's employees.

     The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 50 percent for the first 6 percent of W-2 earnings contributed by participants. The Bank's expense for the plan was $66,000, $47,000 and $29,000 for the years ended December 31, 2000, 1999 and 1998.

     As part of the conversion in 1998, the Company established an ESOP covering substantially all employees of the Company and Bank. The ESOP acquired 560,740 shares of the Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Accordingly, the $5,607,000 of common stock acquired by the ESOP is shown as a reduction of stockholders' equity. Unearned ESOP shares totaled 483,102 and 521,322 at December 31, 2000 and 1999 and had a fair value of $6,220,000 and $5,474,000 at December 31, 2000 and 1999. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company and Bank, are made to the ESOP. ESOP expense for the years ended December 31, 2000 and 1999 was $412,000 and $448,000. There was no expense under the ESOP for the year ended December 31, 1998. At December 31, 2000 and 1999, the ESOP had 77,638 and 39,418 allocated shares, 483,102 and 521,322 suspense shares and no committed-to-be released shares.

     In connection with the conversion, the Board of Directors approved a Recognition and Retention Plan (RRP). The Bank contributed $3,717,000 to the RRP for the purchase of 280,370 shares of Company common stock, and effective July 6, 1999, awards of grants for 233,724 of these shares were issued to various directors, officers and employees of the Bank. The awards generally are to vest and be earned by the recipient at a rate of 20 percent per year, commencing July 6, 2000. In connection with the acquisition of Citizens, the Company assumed Citizens' unearned RRP liability and in exchange for Citizens' common stock held by the trustee, the RRP received 15,464 shares of the Company's common stock and $155,000 in cash which was used to purchase 13,029 of the Company's common stock. Awards granted on March 24, 1998, under the former Citizens' RRP, continue to generally vest and be earned by the recipient at a rate of 20 percent per year, commencing one year after grant date. The unearned portion of these stock awards is presented as a reduction of shareholders' equity. RRP expense for the years ended December 31, 2000 and 1999 was $657,000 and $292,000. There was no RRP expense for the year ended December 31, 1998.

Note 19 -- Stock Option Plan

     Under the Company's incentive stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which generally vest at a rate of 20 percent a year. During 1999, the Company authorized the grant of options for up to 700,925 shares of the Company's common stock. The exercise price of each option, which has a 10-year life, is equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense is recognized. Except for 79,674 options issued in exchange for Citizens' outstanding options as part of the acquisition of Citizens, no options were granted under the plan in 2000.

     Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                      1999
--------------------------------------------------------------------------------
Risk-free interest rates                                          6.0 and 6.4%
Dividend yields                                                        2.5%
Volatility factors of expected market price of common stock           11.5
Weighted-average expected life of the options                        8 years

     Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                       2000              1999
--------------------------------------------------------------------------------
Net income                        As reported         $3,565            $4,348
                                  Pro forma            3,302             4,085
Basic earnings per share          As reported            .69               .71
                                  Pro forma              .64               .67
Diluted earnings per share        As reported            .69               .71
                                  Pro forma              .64               .67

     The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2000 and 1999.

Year Ended December 31                            2000                              1999
----------------------------------------------------------------------------------------------------
                                                         Weighted-                      Weighted-
                                                          Average                        Average
Options                                  Shares       Exercise Price         Shares   Exercise Price
----------------------------------------------------------------------------------------------------
Outstanding, beginning of year            596,095          $12.47
Granted                                                                      596,095        $12.47
Issued in connection with Citizens'
   acquisition                             79,674            8.81
                                          -------                            -------
Outstanding, end of year                  675,769           12.04            596,095         12.47
                                          =======                            =======
Options exercisable at year end           115,213                                  0

Weighted-average fair value of options
   granted during the year                                                                   $2.84



     As of December 31, 2000, other information in exercise price ranges for options outstanding and exercisable is as follows:

                                                Outstanding                                    Exercisable
---------------------------------------------------------------------------------------------------------------------
                                                             Weighted-
                                         Number                Average               Number               Weighted-
                                           of                 Remaining                of                  Average
        Exercise Price Ranges            Shares           Contractual Life           Shares            Exercise Price
---------------------------------------------------------------------------------------------------------------------
                $8.81                    79,674               7.2 years
            11.47 - 12.50                596,095              8.5 years              115,213               $12.47
                                         -------
                                         675,769              8.3 years
                                         =======

Note 20 -- Fair Values of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

     Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

     Interest-bearing Deposits--The fair value of interest-bearing deposits approximates carrying values.

     Securities--Fair values are based on quoted market prices.

     Loans--The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

     Interest   Receivable/Payable--The   fair   value   of   accrued   interest
receivable/payable approximates carrying values.

     Deposits--Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

     Securities Sold Under Repurchase Agreements and FHLB Advances--The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar debt.

     Note Payable--Limited Partnership--The fair value of the borrowing is estimated using a discounted cash flow calculation based on the prime interest rate.

     Advance Payments by Borrowers for Taxes and Insurance--The fair value approximates carrying value.

     Off-Balance Sheet Commitments--Commitments include commitments to originate mortgage and consumer loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.

     The estimated fair values of the Company's financial instruments are as follows:

                                                                      2000                               1999
                                                            -----------------------------------------------------------
                                                            Carrying           Fair            Carrying          Fair
December 31                                                  Amount            Value            Amount           Value
-----------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                               $10,986           $10,986          $10,819           $10,819
   Interest-bearing deposits                                   990               990
   Securities available for sale                           133,659           133,659          145,875           145,875
   Securities held to maturity                                 500               500              500               498
   Loans, net                                              326,191           328,118          233,000           226,939
   Stock in FHLB                                             7,734             7,734            5,447             5,447
   Interest receivable                                       3,111             3,111            2,247             2,247

Liabilities
   Deposits                                                251,859           252,116          204,982           203,819
   Borrowings
     Securities sold under repurchase
       agreements                                           14,600            14,496            4,600             4,600
FHLB advances                                              138,423           137,739          103,938           101,529
     Note payable--limited partnership                       1,226             1,008            1,714             1,456
   Interest payable                                          1,519             1,519            1,097             1,097
   Advances by borrowers for taxes and insurance               611               611              703              703


Note 21 -- Earnings Per Share
     Earnings per share (EPS) were computed as follows:

                                                            Year Ended December 31, 2000
                                                    ----------------------------------------------
                                                                      Weighted-
                                                                       Average           Per-share
                                                     Income            Shares             Amount
                                                     ---------------------------------------------
Basic Earnings Per Share
   Income available to common stockholders           $3,565           5,134,172         $.69

Effect of Dilutive Securities
   Stock options                                                         18,094
                                                     ----------------------------------------
Diluted Earnings Per Share
   Income available to common stockholders
     and assumed conversions                         $3,565           5,152,266         $.69
                                                     ========================================

     Options to purchase 577,095 shares of common stock at $12.50 per share were outstanding at December 31, 2000, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                                Year Ended December 31, 1999
                                                         ---------------------------------------------
                                                                          Weighted-
                                                                           Average           Per-share
                                                         Income            Shares             Amount
                                                         ---------------------------------------------
Basic Earnings Per Share
   Income available to common stockholders               $4,348           6,115,522         $.71
Effect of Dilutive Securities
   Stock options                                                                 --
                                                         ---------------------------------------------
Diluted Earnings Per Share
   Income available to common stockholders and
     assumed conversions                                 $4,348           6,115,522         $.71
                                                         =============================================


     Options to purchase 596,095 shares of common stock at $11.47 to $12.50 per share were outstanding at December 31, 1999, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Note 22 -- Condensed Financial Information (Parent Company Only)

     Presented  below  is  condensed  financial   information  as  to  financial
position, results of operations and cash flows of the Company:

                             Condensed Balance Sheet

December 31                                                   2000                1999
-------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                                     10          $      4
   Short-term interest-bearing deposit with subsidiary        3,210            19,426
   Investment securities available for sale                     234
                                                            -------------------------
      Total cash and cash equivalents                         3,454            19,430
   Investment in common stock of subsidiary                  83,796            72,503
   Other assets                                               1,894               506
                                                            -------------------------
       Total assets                                         $89,144           $92,439
                                                            =========================
Liabilities--other                                          $   555          $    696

Stockholders' Equity                                         88,589            91,743
                                                            -------------------------
       Total liabilities and stockholders' equity           $89,144           $92,439
                                                            =========================



                          Condensed Statement of Income

Year Ended December 31                                                         2000              1999               1998
------------------------------------------------------------------------------------------------------------------------
Income
   Interest income on investment securities                                $       3
   Interest income on short-term interest-bearing deposit
     with subsidiary                                                             539           $1,105            $  215
Dividends from subsidiary                                                      8,503
   Other income                                                                  280              267
                                                                           ---------------------------------------------
                                                                               9,325            1,372               215
                                                                           ---------------------------------------------
Expenses
   Interest expense                                                                                                 206
   Charitable contribution                                                                                        2,000
   Other expenses                                                                317              261
                                                                           ---------------------------------------------
       Total expenses                                                            317              261             2,206
                                                                           ---------------------------------------------
Income (loss) before income tax benefit and equity
   in undistributed income of subsidiary                                       9,008            1,111            (1,991)

Income tax expense (benefit)                                                     197              461              (677)
                                                                           ---------------------------------------------
Income (loss) before equity in undistributed income
     of subsidiary                                                             8,811              650            (1,314)

Equity in undistributed (distribution in excess of)
   income of subsidiary                                                       (5,246)           3,698             2,431
                                                                           ---------------------------------------------
Net Income                                                                    $3,565           $4,348            $1,117
                                                                           =============================================



                        Condensed Statement of Cash Flows

Year Ended December 31                                                         2000              1999             1998
-----------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                                 $3,565          $ 4,348          $  1,117
   Adjustments to reconcile net income to net cash
     provided by operating activities
       Charitable contribution of Company's common stock                                                          2,000
       Other                                                                   4,824           (2,895)           (3,049)
                                                                            --------------------------------------------
         Net cash provided by operating activities                             8,389            1,453                68
                                                                            --------------------------------------------
Investing Activities

   Capital contribution to subsidiary                                                                           (33,440)
   Net cash paid in acquisition                                               (5,237)
                                                                            --------------------------------------------
         Net cash used by investing activities                                (5,237)                           (33,440)
                                                                            --------------------------------------------
Financing Activities

   Proceeds from sale of common stock, net of costs                                                              61,272
   Repurchase of common stock                                                (17,617)          (8,673)
   Cash dividend                                                              (1,745)          (1,234)
   Conversion costs                                                                               (16)
                                                                            --------------------------------------------
         Net cash provided (used) by financing activities                    (19,362)          (9,923)           61,272
                                                                            --------------------------------------------
Net Change in Cash and Cash Equivalents                                      (16,210)          (8,470)           27,900

Cash and Cash Equivalents at Beginning of Year                                19,430           27,900
                                                                            --------------------------------------------
Cash and Cash Equivalents at End of Year                                      $3,220          $19,430           $27,900
                                                                            ============================================
Additional Cash Flow and Supplementary Information
   Common stock issued to ESOP leveraged with an employer loan                                                  $ 5,607

Board of Directors

                                  T. Tim Unger
                              Chairman of the Board
                      President and Chief Executive Officer

                              Lester N. Bergum, Jr.
                                    Attorney

                                 Fred W. Carter
                      Prior President and Chief Executive
                          Officer of Citizens Bancorp

                                 Dennis W. Dawes
                        President/Chief Executive Officer
                          Hendricks Community Hospital

                                W. Thomas Harmon
                            Co-owner, Crawfordsville
                                Town and Country
                                Homecenter, Inc.

                                 Jerry Holifield
                           Superintendent, Plainfield
                          Community School Corporation

                                Wayne E. Kessler
                                    Emeritus

                               David E. Mansfield
                           Administrative Supervisor,
                              Marthon Oil Company

                               John C. Milholland
                           Principal, Frankfort Senior
                                   High School

                                Edward E. Whalen
                                    Emeritus

                                  John L. Wyatt
                          District Agent, Northwestern
                          Mutual Life Insurance Company


Executive Officers of Lincoln Bancorp

            T. Tim Unger                                      John M. Baer
       Chairman of the Board,                            Secretary and Treasurer
President and Chief Executive Officer


Executive Officers of Lincoln Federal Savings Bank

    T. Tim Unger              Jerry R. Holifield             John M. Baer
President and Chief          Chairman of the Board      Senior Vice President,
Executive Officer                                       Chief Financial Officer,
                                                        Secretary and Treasurer


     Lester N. Bergum, Jr. (age 52) is an attorney and partner with the firm of Robison, Robison, Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

     Fred W. Carter (age 69) is a consultant to the Bank. He previously served as President and Chief Executive Officer of Citizens Bancorp and Citizens Savings Bank of Frankfort until their acquisition by the Holding Company and the Bank in September 2000.

     Dennis W. Dawes (age 55) has been President and Chief Executive Officer of Hendricks Community Hospital since 1974.

     W. Thomas Harmon (age 61) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

     Jerry Holifield (age 59) has been the Superintendent of the Plainfield Community School Corporation since 1991.

     David E. Mansfield (age 58) is an Administrative Supervisor for Marathon Oil Company where he has worked since 1973.

     John C. Milholland (age 64) has been Principal of Frankfort Senior High School in Frankfort, Indiana since 1989.

     T. Tim Unger (age 60) has been President and Chief Executive Officer of Lincoln Federal since January, 1996. Before then, Mr. Unger served as President and Chief Executive Officer of Summit Bank of Clinton County from 1989 through 1995.

     John L. Wyatt (age 64) is a District Agent for Northwestern Mutual Life Insurance Company where he has been employed since 1960.

     The Holding Company's common stock, without par value ("Common Stock"), is listed on the NASDAQ National Market System under the symbol "LNCB." The Holding Company shares began to trade on December 30, 1998. The high and low bid prices for the period January 1, 2000 to December 31, 2000, were $13-3/4 and $9-3/8, respectively. On February 19, 2001, there were 1,253 shareholders of record.

     Any dividends paid by the Holding Company will be subject to determination and declaration by the Board of Directors in its discretion. In determining the level of any future dividends, the Board of Directors will consider, among other factors, the following: tax considerations; industry standards; economic conditions; capital levels; regulatory restrictions on dividend payments by the Bank to the Holding Company; and, general business practices.

     The Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders although the source of such dividends will depend in part upon the receipt of dividends from the Bank. Applicable law restricts the amount of dividends the Bank may pay to the Holding Company without obtaining the prior approval of the OTS to an amount that does not exceed the Bank's year-to-date net income plus its retained net income for the preceding two years. The Holding Company is subject, however, to the requirements of Indiana law, which generally limit the payment of dividends to amounts that will not affect the ability of the Holding Company, after the dividend has been distributed, to pay its debts in the ordinary course of business and will not exceed the difference between the Holding Company's total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of the Holding Company's common stock.

     In addition to the foregoing, the portion of the Bank's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Holding Company without the payment of federal income taxes by the Bank at the then current income tax rate on the amount deemed distributed, which would include any federal income taxes attributable to the distribution. The Holding Company does not contemplate any distribution by the Bank that would result in a recapture of the Bank's bad debt reserve or otherwise create federal tax liabilities.

                               Stock Price         Dividends

Quarter Ended                   High          Low     Per Share

2000:

   March                     $10-11/16      $9-1/2$      .08
   June                       10-3/8         9-3/8       .08
   September                  11-15/16      10           .08
   December                   13-3/4        11-1/2       .09

1999:

   March                      11-7/16       10-3/16      .06
   June                       12-1/2         9-11/16     .06
   September                  13-5/8        11-5/8       .08
   December                   12-1/4         9-7/8       .08


Transfer Agent and Registrar

The Fifth Third Bank
Corporate Trust Operations
38 Fountain Square Plaza, MD - 1090F5
Cincinnati, Ohio 45202
(513) 579-5320 or (800) 837-2755

GENERAL COUNSEL

Barnes & Thornburg
11 South Meridian Street
Indianapolis, Indiana  46204

INDEPENDENT AUDITOR

Olive LLP
201 N. Illinois Street, Suite 700S
Indianapolis, Indiana  46204

SHAREHOLDERS AND GENERAL INQUIRIES

     The Company filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2000 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to:

     T. Tim Unger
     President and Chief Executive Officer
     Lincoln Bancorp
     1121 East Main Street
     P.O. Box 510
     Plainfield, Indiana 46168-0510

         The following officers were elected/re-elected at the January 20, 2001, Board of Directors Meeting:

     Chairman..............................................Jerry R. Holifield
     President/Chief Executive Officer.....................T. Tim Unger
     Senior Vice President/Chief Financial
            Officer/Secretary/Treasurer....................John M. Baer
     Senior Vice President/Retail Sales Manager............Rebecca J. Morgan
     Chief Lending Officer.................................Paul S. Siebenmorgen
     Vice President/Secondary Marketing....................Maxwell O. Magee
     Technology Manager....................................Roger S. Chalkley
     Vice President/Loan Officer...........................James W. Hiatt
     Crawfordsville Branch Manager.........................Rori S. Chaney
     Loan Officer..........................................Jay H. Oxley
     Assistant Vice President/Mooresville Branch Manager...Rebecca S. Henderson
     Vice President/Commercial Loan Officer................M. Steve Johnson
     Human Resource Director...............................Ronald E. Love
     Assistant Vice President/Compliance Officer...........Sidnye Georgette
     Plainfield Branch Manager.............................Sonja White
     Assistant Vice President/Marketing Director...........Angela S. Coleman
     Vice President/Frankfort Market Manager...............Deborah L. Graves
     Loan Servicing Manager................................Patti A. Wilcher
     Collections Manager...................................Tonda L. Mucho
     Financial Analyst.....................................Teresa Berry
     Accounting Manager....................................James C. Terry
     Deposit Operations Manager............................Donna J. Coulson
     Avon Branch Manager...................................Melissa Yetter
     Brownsburg Branch Manager.............................Kimberly A. Helvaty
     Greenwood Branch Manager..............................Paul Ross
     Processing/Underwriting Manager.......................Teresa M. Brooking
     Controller............................................Mickey J. Walden
     Commercial Loan Officer...............................Paul Steve Wise
     Loan Officer..........................................David B. Price
     Loan Officer..........................................Ralph Peterson
     Loan Officer..........................................Sandra K. Ostler
     Loan Officer..........................................C. Evelyn White
     Loan Officer..........................................Christopher A. Minor


                            Plainfield--Main Office
                             1121 East Main Street
                              Plainfield, IN 46168
                                  317-839-6775
                                fax 317-839-6775
                         plainfield@lincolnfederal.com

                                      Avon
                              7648 E. US Highway 36
                                 Avon, IN 46123
                                  317-272-0467
                                fax 317-272-7838
                            avon@lincolnfederal.com

                                   Brownsburg
                               975 E. Main Street
                              Brownsburg, IN 46112
                                  317-852-3134
                                fax 317-852-9472
                         brownsburg@lincolnfederal.com

                                 Crawfordsville
                                134 S. Washington
                            Crawfordsville, IN 47933
                                  765-362-0200
                                fax 765-392-9216
                       crawfordsville@lincolnfederal.com

                              Frankfort--Downtown
                              60 South Main Street
                              Frankfort, IN 46041
                                  765-654-8533
                                fax 765-654-7313
                          frankfort@lincolnfederal.com

                                    Frankfort
                              1900 E. Wabash Street
                               Frankfort, IN 46041
                                  765-654-8742
                                fax 765-654-9885
                          frankfort@lincolnfederal.com

                                   Greenwood
                              648 Treybourne Drive
                              Greenwood, IN 46142
                                  317-881-1414
                                fax 317-884-2200
                          greenwood@lincolnfederal.com

                                   Mooresville
                               590 S. State Rd. 67
                              Mooresville, IN 46158
                                  317-834-4100
                                fax 317-834-4114
                         mooresville@lincolnfederal.com

                             www.lincolnfederal.com
                                  FDIC Insured
                              Equal Housing Lender